SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act Of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Ronald E. Logue

Chairman and Chief Executive Officer

March 19, 2007

DEAR SHAREHOLDER:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, April 18, 2007, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and mail promptly the accompanying proxy card or, for shares held in street name, the voting instruction form, in the return envelope. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, as an alternative to returning the voting instruction form you receive, you will have the option to cast your vote by telephone or over the Internet if your voting instruction form includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

PLEASE NOTE: Shareholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport. If you own your shares through a bank or brokerage account, or through some other nominee, you should also bring proof of beneficial ownership (for details, see Meeting Admission in the Notice of 2007 Annual Meeting of Shareholders). Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m., Eastern Time

Date	Wednesday, April 18, 2007

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 16 directors;

2. To increase State Street’s authorized shares of common stock from 500,000,000 to 750,000,000;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

4. To act upon such other business as may properly come before the meeting and any adjournments thereof.

Record Date	The directors have fixed the close of business on February 23, 2007, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	For security clearance purposes, you will be asked to present a valid picture identification such as a driver’s license or passport. If your State Street shares are held in a brokerage account or by a bank or other nominee (“street name”), your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker or nominee. For street name holders, in addition to a picture identification, you should also bring with you a letter or account statement showing that you are a beneficial owner of our shares in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in street name, you may have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form that you receive from your broker, bank, or other nominee.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

March 19, 2007

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

GENERAL INFORMATION

When are this proxy statement and the accompanying material scheduled to be sent to shareholders?

This proxy statement and accompanying proxy card or voting instruction form are scheduled to be sent to shareholders beginning on March 19, 2007.

Who is soliciting my vote?

The Board of Directors of State Street Corporation (“State Street” or the “Company”) is soliciting your vote for the 2007 Annual Meeting of Shareholders.

What is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on February 23, 2007.

How many votes can be cast by all shareholders?

As of the record date, 334,457,347 shares of common stock of State Street were outstanding and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If your shares are registered in your name, you may vote in person at the Annual Meeting or by proxy without attending the meeting. To vote by proxy, please mark, sign, date, and mail the proxy card you received from management with this proxy statement in the return envelope. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If you vote by the proxy card you received from management with this proxy statement (or electronically by following the instructions included with the proxy card), your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote electronically but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in the name of a broker, bank or other nominee, please mark, date, sign, and return the voting instruction form you received from your broker or nominee with this proxy statement. As indicated on the form, you may have the choice of voting your shares over the Internet or by telephone. To do so, follow the instructions on the form you received from your broker or nominee.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder and bring with you a proxy from the record holder issued in your name.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

■	FOR election of the 16 directors (page 11)

■	FOR increasing the authorized number of shares of common stock (page 49)

■	FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 (page 49)

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $17,500, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

Can I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date, or by attending the meeting and voting in person. If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

What vote is required to approve each item?

The 16 nominees for election as directors who receive a plurality of shares voted for election of directors shall be elected directors (Item 1). Under our Corporate Governance Guidelines, any director/nominee who receives a “withhold” vote from a majority of the outstanding shares in an uncontested election of directors will be required to submit to the Board a letter of resignation, for consideration by the Nominating and Corporate Governance Committee. After consideration, that Committee would make a recommendation to the Board on action to be taken regarding the resignation.

The affirmative vote of a majority of all shares outstanding and entitled to vote is necessary to approve the increase in the authorized shares (Item 2).

The affirmative vote of a majority of all shares present in person or represented by proxy at the meeting and entitled to vote is necessary to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 (Item 3).

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by State Street to act as tellers for the meeting. A majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director but, except as described in the answer to the preceding question, a “withheld” vote on a director will not affect the outcome. Shares properly voted to “abstain” on Items 2 and 3 are considered as shares that are present and entitled to vote for the purpose of determining a quorum, and thus will have the effect of having been voted “against” approval of Items 2 and 3.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange and NASD rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Under these rules, a broker may vote in its discretion on Items 1 through 3 in the absence of instructions from you.

Could other matters be decided at the Annual Meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 3. Should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. Under our By-laws, for nominations or other business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the secretary and such business must be within the purposes specified in our notice of meeting. To be timely, a shareholder’s notice shall be delivered to the secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. No shareholder has provided timely notice of an intent to bring a nomination or other business before the Annual Meeting.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

If you participate in the State Street Salary Savings Program (“SSP”) and have invested part or all of your account in the ESOP fund as of the record date, you may direct the Trustee how to vote your allocated share of State Street Corporation common stock held in your SSP account. You may give the Trustee direction through the Internet, by telephone, or by U.S. mail. If you do not provide timely instructions to the Trustee, the Trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the Trustee will follow the direction of the Company, unless the Trustee determines that doing so would result in a breach of the Trustee’s fiduciary duty.

Regardless of what method you use to direct the Trustee, the Trustee must receive your direction no later than 5 p.m. Eastern Time on April 16, 2007 for your direction to be followed. Your direction will be held in confidence by the Trustee. You may not provide this direction at the Annual Meeting. You must direct the Trustee in advance of the meeting so that the Trustee, the registered owner of all of the shares held in the SSP, can vote in a timely way. You may change your direction to the Trustee by submitting a new direction. The last direction the Trustee receives by 5 p.m. Eastern Time on April 16, 2007, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

For the first time, the Trustee is providing the 2006 Annual Report and the Notice of Annual Meeting and Proxy Statement electronically to SSP participants with investments in the ESOP fund who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials via the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the Trustee. All other participants will receive their materials in the U.S. mail. If you prefer, you may request that paper copies be sent to you, which will permit you to send in your direction by U.S. mail if you prefer that method.

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company (the “Bank”). Each of State Street and the Bank is incorporated under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s By-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining the reputation for quality, integrity and high ethical standards that State Street has established over many years.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process, the role of the Lead Director, and the guidelines on director independence. The Guidelines contain categorical standards for determining director independence in accordance with the New York Stock Exchange listing standards. In general, these categorical standards would prohibit a director from qualifying as an independent director if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees, and compensation committee interlocks). The categorical standards also provide specified relationships that by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix A to this proxy statement. The full Guidelines are available on our website at www.statestreet.com and will be made available without charge by State Street to any shareholder who requests them. In addition to the Guidelines, the charters for each Board Committee and our Standard of Conduct for Employees, Standard of Conduct for Directors, and Code of Ethics for Senior Financial Officers are also available on our website and will be made available without charge by State Street to any shareholder who requests them.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2007. As provided in the Guidelines, the purpose of this review was to determine whether any relationship or transaction was inconsistent with a determination that the Director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of the current 15 non-management directors (Mses. Albright, Fawcett, Hill, Miskovic and Walsh and Messrs. Burnes, Coym, Darehshori, Goldstein, Gruber, LaMantia, Sergel, Skates, Summe, and Weissman) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street, and satisfies the qualifications for independence under New York Stock Exchange listing standards.

In February 2006, the Board undertook a similar review with respect to the members of the Board at that time, including Truman S. Casner, who retired as a director at the 2006 Annual Meeting. As a result of this review, the Board determined that Mr. Casner met the categorical standards for independence under the Guidelines as in effect at that time, had no material relationship with State Street, and satisfied the qualifications for independence under New York Stock Exchange listing standards. In connection with this determination, the Board considered our transactions with a law firm of which he was a former partner and then served as Of Counsel. The amounts paid to the law firm in each of the past three years were less than the 2% of total revenue threshold in the Guidelines.

The non-management directors (all of whom are independent directors) meet in executive session at least quarterly. Robert E. Weissman is the Lead Director of the non-management directors and is also the presiding director. As such, his duties include presiding at all meetings of the Board at which the Chairman is not present, including at executive sessions of non-management directors, serving as a liaison between the Chairman and the independent directors, establishing the agenda for executive sessions and consulting with the Chairman as to, and approving, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings. The Lead Director is authorized to call meetings of the non-management directors. The Lead Director communicates with the Chairman of the Board to provide feedback and also to implement the decisions and recommendations of the non-management directors.

State Street has established a procedure for communicating directly with the Lead Director regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls, or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
From outside the United States:	333 Research Court
1-770-613-6306	Norcross, GA 30092
USA

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, any concerns the Lead Director receives for appropriate review, and will report periodically to the non-management directors as a group regarding concerns received.

State Street has a regularly scheduled Board of Directors meeting that follows the Annual Meeting, and all directors are encouraged to attend the Annual Meeting that precedes it. In 2006, all 13 directors who were nominees for re-election were present at the Annual Meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets, and has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining the high standards of financial accounting and reporting that we have established over many years of service to shareholders, employees, and clients.

We have a Standard of Conduct for Directors, which together with the State Street Standard of Conduct, promotes ethical conduct and the avoidance of conflicts of interest in conducting our affairs for directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer) as required by the Sarbanes-Oxley Act and the SEC rules thereunder. Any waiver for directors, senior financial officers or executive officers from a provision of the State Street Standard of Conduct or the Code of Ethics for Senior Financial Officers may only be granted by the Board and will be posted on our website at www.statestreet.com.

Meetings of the Board of Directors

During 2006, the Board of Directors held eight meetings and each of the directors attended 75% or more of the total of all meetings of the Board held while they were a director and all meetings of the committees of the

Board on which such director served during the year (during the period that such director served). Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held eight meetings during 2006. Each member of State Street’s Executive Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available on our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

EXECUTIVE COMMITTEE. The Executive Committee is authorized to exercise all the powers of the Board of Directors during the intervals between meetings of the Board, except as otherwise limited by the laws of the Commonwealth of Massachusetts or its charter. The purpose and function of the Committee includes reviewing credit and risk management reports, key risk indicators, the portfolio of investment securities, strategic investments of the Company, personnel issues, and risk management policies. The Committee reports periodically to the Board. Its members are David P. Gruber, Chair; Charles R. LaMantia; Kennett F. Burnes and Ronald E. Logue. During 2006, the Committee held twelve meetings.

EXAMINING AND AUDIT COMMITTEE. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm (“independent auditor”) for State Street, and sole authority to establish pre-approval policies and procedures for all audit engagements and for any non-audit engagements with the independent auditor. The Committee also oversees the operation of a comprehensive system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies, and the qualifications, performance and independence of State Street’s independent auditor. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulatory authorities. Specific functions and responsibilities of the Committee are set forth in the charter of the Committee. The Committee’s members are Charles R. LaMantia, Chair; Tenley E. Albright; David P. Gruber; and Ronald L. Skates. The Committee meets as often as it deems necessary to perform its responsibilities. During 2006, the Committee held fifteen meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards and the rules and regulations under the Securities Exchange Act of 1934 (the “Exchange Act”). Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the New York Stock Exchange listing standards is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that three members of the Committee, Messrs. Gruber, LaMantia, and Skates, satisfy the definition of “audit committee financial expert” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise as such qualification under the New York Stock Exchange listing standards as interpreted by the Board. None of the members of the Committee serves on more than two other audit committees of public companies.

EXECUTIVE COMPENSATION COMMITTEE. The Executive Compensation Committee oversees the compensation plans, policies and programs in which directors and executive officers participate and those other incentive, retirement, welfare and equity plans in which all other employees participate. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance, and reviews, determines and approves, in consultation with the other non-management directors, the CEO’s compensation level. The Committee also reviews, evaluates and approves the total compensation of all other executive officers and oversees State Street’s incentive plans. The Committee is also responsible for approving the terms and conditions of employment, and any changes thereto, of any officer who holds the title of executive vice president or above. The Committee also adopts equity grant guidelines from time to time in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers and Board members. In addition, the Committee reviews, and recommends to the Board, the form and amount of director compensation. Its members are Richard P. Sergel, Chair; Nader F. Darehshori; Linda A. Hill; and Robert E. Weissman. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards. During 2006, the Committee held five meetings.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in identifying and recommending nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related person transactions. Its members are Arthur L. Goldstein, Chair; Nader F. Darehshori; Gregory L. Summe; and Diana Chapman Walsh. The Board of Directors has determined that the Committee consists entirely of directors who meet the independence requirements of the New York Stock Exchange listing standards. During 2006, the Committee held nine meetings.

In carrying out its responsibilities of finding the best qualified candidates for directors, the Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the criteria established by the Board for director candidates. The Board has set as criteria for director candidates those individuals who have had substantial achievement in their personal and professional pursuits, and whose talents, experience, and integrity would be expected to contribute to the best interests of State Street and to long-term shareholder value. When evaluating the need for director candidates, the Committee seeks the advice of the Board and management with respect to attributes that may mold the Board’s capabilities and functionality as a whole, including skill-sets, diversity, specific business background and global or international experience.

The Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders, and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist it. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate who the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street, and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for directors without regard to whether an individual is recommended by a shareholder or otherwise.

Peter Coym, Amelia C. Fawcett and Maureen J. Miskovic are nominees for election as directors by shareholders for the first time at this meeting. Each was elected to the Board by the other members of the Board in December 2006. The Committee recommended them to the Directors for appointment to the Board in December 2006, and as candidates for election by the shareholders at this meeting, after evaluating their candidacy. The candidates were first identified by a third-party search firm that was retained to identify director candidates. At the request of the Committee, the search firm discussed with each Board member the priority characteristics in a new director candidate. The search firm developed preliminary criteria for a director candidate, and reviewed it with the Committee and the Board. The search firm identified potential candidates that met the criteria as established by the Committee, and submitted a list of potential candidates to the Committee. The search firm met with the Committee to finalize the list of candidates and the Committee reviewed this process and the resulting list with the Board. After conducting a preliminary check to determine conflicts and eliminating from consideration those candidates whose Board commitments precluded them from considering an appointment to the Board, the search firm approached the candidates to determine their interest in serving on the Board. The search firm gave the Committee a list of candidates who were interested, and the Committee members and the Chairman personally interviewed them. The Committee recommended Peter Coym, Amelia C. Fawcett and Maureen J. Miskovic to the Board, after determining that they met the Board’s criteria for new directors, have the background and potential to made significant contributions to the Company through services as directors and were independent under the Corporate Governance Guidelines.

Compensation of Directors

The compensation of directors is described in the narrative preceding the Director Compensation Table on pages 45 and 46.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires State Street’s directors, certain of its officers and any beneficial owners of more than 10% of our common stock to send reports of their ownership and of changes in ownership of the common stock to the Securities and Exchange Commission and the New York Stock Exchange. Due to an administrative error on our part, one former executive officer, Mr. O’Brien, was late in filing three reports of two transactions involving the receipt of cash-only rights held under a retirement plan. Based on State Street’s review of the reports it has received, State Street believes that all of its directors and officers (it has no 10% beneficial owners) otherwise complied with all reporting requirements applicable to them with respect to transactions in 2006.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediately family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such transaction, arrangement or relationship must report the proposed related person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related person transaction. The policy also permits the Chairman of the Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Committee (or the Chairman) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Chairman) will review and consider:

■	the related person’s interest in the related person transaction;

■	the approximate dollar value of the amount involved in the related person transaction;

■	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

■	whether the transaction was undertaken in the ordinary course of State Street’s business;

■	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party;

■	the purpose of, and the potential benefits to State Street of, the transaction; and

■

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee may approve or ratify the related person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

■

interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity), that is a party to the transaction, where (a) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (b) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual consolidated gross revenues of the other entity that is a party to the transaction; or

■

a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

Based on information provided by the directors, executive officers, and the legal department, there were no related person transactions to be reported in this proxy statement under applicable SEC regulations. In addition, there were no personal loans or extensions of credit by the Bank to any directors or executive officers.

ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director (Item 1 on your proxy card)

Each director elected at the 2007 Annual Meeting serves until the next annual meeting of shareholders or as otherwise provided in the By-Laws. The State Street Board currently consists of 16 members. Of the 16 directors currently in office, 15 are non-management directors and one is an executive officer of State Street. Each of the non-management directors is an independent director, as determined by the Board in its opinion, under the definition of the New York Stock Exchange listing standards. The Board determines the number of directors.

Pursuant to the By-laws, at a meeting on December 21, 2006, the Board of Directors fixed the number of directors at 16, effective as of such date and appointed Peter Coym, Amelia C. Fawcett and Maureen J. Miskovic to fill the three vacancies that had been created. Sixteen directors are to be elected at the meeting. Each of the nominees for election as a director is currently a director.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 16 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director, including his or her period of service as a director of State Street, principal occupation, and other biographical material is described below.

TENLEY E. ALBRIGHT, M.D.	Director since 1993

Physician and surgeon. Dr. Albright, age 71, Director, Collaborative Initiatives at MIT, is Chairman of Western Resources, Inc., a real estate holding company. Dr. Albright’s concentration in medicine and health services stems from her specialty of general surgery over 23 years. She is a faculty member and lecturer at Harvard Medical School and an honorary member of New England Baptist Hospital. Dr. Albright is consultant to and formerly chairman of the Board of Regents of the National Library of Medicine at the National Institutes of

Health. She is a director of the Whitehead Institute for Biomedical Research, and a member of the corporation of Woods Hole Oceanographic Institution. Dr. Albright graduated from Harvard Medical School after attending Radcliffe College, and has received eight honorary degrees.

KENNETT F. BURNES	Director since 2003

Chairman, President and Chief Executive Officer of Cabot Corporation, a global specialty chemicals company. He has been Chief Executive Officer of Cabot Corporation since 2001 and President since 1995. Prior to joining Cabot Corporation in 1987, Mr. Burnes, age 64, was a partner at the Boston-based law firm of Choate, Hall & Stewart, where he specialized in corporate and business law for nearly 20 years. He is a director of Cabot Corporation, a member of the Dana Farber Cancer Institute’s Board of Trustees and a board member of New England Conservatory. Mr. Burnes is also Chairman of the Board of Trustees of the Schepens Eye Research Institute. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Director since 2006

Retired head of Lehman Brothers, Inc. in Germany and a former member of Lehman Brothers Bankhaus Management Board and its European Management Group. Prior to joining Lehman Brothers in 1993, Dr. Coym, age 65, a German national, was Managing Director and Office Manager of Salomon Brothers AG and Managing Director of Salomon Brothers, Inc. Prior to joining Salomon Brothers in 1986, he was a director of Commerzbank. Dr. Coym is Deputy Chairman of the Supervisory Board of Magix AG, an international provider of software, online services and digital content in multimedia communication. He received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

NADER F. DAREHSHORI	Director since 1990

Founder and Chairman of Cambium Learning, Inc., an educational publishing company. Mr. Darehshori, age 70, was Chairman, President and Chief Executive Officer of Houghton Mifflin Company, a publishing company, from 1990 to 2000. Mr. Darehshori is a director of Aviva USA Corporation. He is a trustee of Wellesley College and the Dana-Farber Cancer Institute, and a director of the Tanenbaum Center for Interreligious Understanding. He is on the EdNET Advisory Board and the Massachusetts Business Roundtable Board. Mr. Darehshori received a B.A. degree from the University of Wisconsin.

AMELIA C. FAWCETT	Director since 2006

Retired Vice Chairman and Chief Operating Officer of Morgan Stanley International Limited. Ms. Fawcett, age 50, a dual American and British citizen, joined Morgan Stanley International in London in 1987, was appointed Vice President in 1990, Executive Director in 1992, Managing Director and the Chief Administrative Officer for the firm’s European operations in 1996, Vice Chairman and Chief Operating Officer in 2002, and Senior Advisor in 2006. Prior to joining Morgan Stanley International, Ms. Fawcett was an attorney at the New York-based law firm of Sullivan & Cromwell. Ms. Fawcett is a member of the Court of the Bank of England, Deputy Chairman of the National Portrait Gallery, a member of the Council of the University of London, Chairman of the London International Festival of Theatre, and a director of the Board of Business in the Community. Ms. Fawcett received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond).

ARTHUR L. GOLDSTEIN	Director since 1995

Retired Chairman and Chief Executive Officer of Ionics, Incorporated, an international company involved in the purification and treatment of water. He was Chief Executive Officer of Ionics, Incorporated from 1971 to 2003 and was Chairman from 1991 to 2004. Mr. Goldstein, age 71, is a director of Cabot Corporation. He is a member of the National Academy of Engineering. He is a trustee of the California Institute of Technology, the Massachusetts General Physicians’ Organization, Inc., and a trustee and treasurer of Partners HealthCare, where he serves as chairman of its finance committee. Mr. Goldstein received a B.S. degree in chemical engineering from Rensselaer Polytechnic Institute, an M.S. in chemical engineering from the University of Delaware, and an M.B.A. from Harvard Business School.

DAVID P. GRUBER	Director since 1997

Retired Chairman, Chief Executive Officer and Director of Wyman-Gordon Company, a manufacturer of forging, investment casting and composite airframe structures for the commercial aviation, commercial power and defense industries. Mr. Gruber, age 65, joined Wyman-Gordon in 1991 and retired in 1999. He is a Distinguished Life Member of the Materials Information Society (ASM), chairman of the Worcester Polytechnic Institute Mechanical Engineering Advisory Committee, and a member of the boards of directors of Stone Panels, Inc. and Worcester Municipal Research Bureau. He has a B.S. degree from Ohio State University.

LINDA A. HILL	Director since 2000

Wallace Brett Donham Professor of Business Administration at Harvard University. Dr. Hill, age 50, is unit head, Organizational Behavior Unit, and faculty chair, Leadership Initiative. She is a member of the board of directors of Cooper Industries, the boards of trustees of Bryn Mawr College and the Children’s Museum, Boston, and the board of overseers of the Beth Israel Deaconess Medical Center. Dr. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago.

CHARLES R. LAMANTIA	Director since 1993

Retired Chairman and Chief Executive Officer of Arthur D. Little, Inc., management and technology consultants. He served as President and Chief Executive Officer of Arthur D. Little, Inc. from 1986 to 1999. He joined Arthur D. Little in 1967 and from 1981 to 1986 was President of Koch Process Systems, a subsidiary of Koch Industries, Inc. Dr. LaMantia, age 67, is a member of the board of directors of NeuroMetrix, Inc. and the advisory board of the Carroll School of Management of Boston College. Dr. LaMantia received B.A., B.S., M.S., and Sc.D. degrees from Columbia University and attended the Advanced Management Program at Harvard Business School. He served on active duty as an officer in the United States Navy.

RONALD E. LOGUE	Director since 2000

Chairman and Chief Executive Officer of State Street since June 30, 2004, president since 2001, chief operating officer since 2000. Mr. Logue, age 61, joined the Company in 1990 as senior vice president and head of investment servicing for U.S. mutual funds. He was elected vice chairman in 1999. As president and chief operating officer, he was responsible for overseeing State Street’s investment servicing, securities finance and investment research and trading activities, as well as information technology. Mr. Logue is a director of The

Federal Reserve Bank of Boston, the Metropolitan Boston Housing Partnership, and the United Way of Massachusetts Bay, and a member of the Board of Overseers of the Museum of Fine Arts, Boston. He received his B.S. and M.B.A. degrees from Boston College.

MAUREEN J. MISKOVIC	Director since 2006

Chairman of Eurasia Group, a global political risk advisory and consulting firm. Prior to joining Eurasia Group in 2002, Ms. Miskovic, age 49, a British citizen, served in senior management positions at various investment banking firms. She was Managing Director, Head of Risk Management of Lehman Brothers, New York; Executive Director, European Treasurer, Morgan Stanley, London; Executive Director, Group Risk Manager & Treasurer, S.G. Warburg & Co., Inc., London; Director, Stock Index Proprietary Trading, Morgan Grenfell & Co., London; Head of Institutional Option Sales, Quilter Goodison & Co., London; and Client Liaison Executive, Triland Metals, London. Ms. Miskovic is a director of NRG Energy and on the Leadership Council of the Betty Ford Center. Ms. Miskovic received a B.A. from King’s College, London University.

RICHARD P. SERGEL	Director since 1999

President and Chief Executive Officer of the North American Electric Reliability Corporation (NERC), a self-regulatory organization for the bulk electricity system in North America. Mr. Sergel, age 57, joined NERC in 2005. He is the former Chief Executive Officer of National Grid U.S.A., an electric and gas utility. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force.

RONALD L. SKATES	Director since 2002

Private investor. Mr. Skates, age 65, joined Data General Corporation, a computer and storage manufacturing company, in 1986 as senior vice president of finance and administration. He also served as chief financial officer for a portion of 1987. He was elected a director, executive vice president and chief operating officer in 1988. He was elected president and chief executive officer in 1989. He remained in those posts until EMC acquired the company in 1999, when he retired. Mr. Skates began his career at Price Waterhouse as a certified public accountant and was an audit partner for 10 years. He is a director of Courier Corporation, Gilbane, Inc. (privately held) and Raytheon Company. Mr. Skates is a Trustee emeritus of The Massachusetts General Hospital and a trustee of the Massachusetts General Physicians Organization. Mr. Skates holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Director since 2001

Chairman, Chief Executive Officer and President of PerkinElmer, Inc., a leading global technology company serving the health science and photonics markets. Prior to joining PerkinElmer as President in 1998, Mr. Summe, age 50, was with AlliedSignal, now Honeywell International, serving successively as the President of General Aviation Avionics, Aerospace Engines, and the Automotive Products Group. Prior to that he was general manager of commercial motors at General Electric and a partner at McKinsey & Co. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. from the Wharton School of the University of Pennsylvania.

DIANA CHAPMAN WALSH	Director since 1997

President of Wellesley College. Prior to becoming President of Wellesley College in 1993, Dr. Walsh, age 62, was Professor and Chairman, Department of Health and Social Behavior, at the Harvard School of Public Health. She is a trustee of Amherst College. Dr. Walsh received a B.A. degree from Wellesley College, M.S. and Ph.D. degrees from Boston University, and honorary doctoral degrees from Boston University, the American College of Greece, the University of Massachusetts and Northeastern University.

ROBERT E. WEISSMAN	Director since 1989

Chairman, Shelburne Investments, a private investment company that works with emerging companies in the United States and Europe. Mr. Weissman, age 66, was Chairman and Chief Executive Officer of IMS Health Incorporated, a provider of information to the pharmaceutical and healthcare industries, from 1997 to 2000 and prior to that was Chairman and Chief Executive Officer of Cognizant Corporation. He is a director of Pitney Bowes, Inc., Cognizant Technology Solutions Corporation, Information Services Group, Inc., and a member of the advisory board of Affinnova, Inc. He is Vice Chairman of the board of trustees of Babson College. Mr. Weissman received a degree in Business Administration and an honorary Doctor of Laws degree from Babson College.

BENEFICIAL OWNERSHIP OF SHARES

As of February 1, 2007, there were 333,796,066 shares of common stock of the Company outstanding. Except as set forth below, we know of no person who may be deemed to own beneficially more than 5% of the outstanding common stock. The share totals for the persons listed below were taken from the Schedule 13G filings referred to below and are as of December 31, 2006. The percent of class is based upon the shares outstanding as of February 1, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	25,333,163	(1)	7.6%

	T. Rowe Price Associates, Inc. 100 East Pratt St Baltimore, MD 21202	22,445,030	(2)	6.7%

	FMR Corp. and related persons 82 Devonshire Street Boston, MA 02109	21,979,133	(3)	6.6%

(1)	This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2007 by Wellington Management Company, LLP (“Wellington”), in its capacity as a registered investment adviser. Wellington reported that it had shared power to dispose or direct the disposition of 25,333,163 shares and shared power to vote or direct the voting of 13,615,022 shares. Wellington reported that its clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the common stock but that no client was known by it to own more than 5% of the total outstanding common stock.

(2)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2007 by T. Rowe Price Associates, Inc. (“Price Associates”), in its capacity as a registered investment adviser, in which it reported that it had sole voting power over 7,492,748 shares and sole dispositive power over 22,440,930 shares. Price Associates reported that not more than 5% of the outstanding common stock was owned by any one of its clients.

(3)

This information is based solely on a Schedule 13G jointly filed with the SEC on February 14, 2007 by FMR Corp. (“FMR”), Mr. Edward C. Johnson 3d, Chairman of FMR, and Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment adviser. FMR and Mr. Johnson reported that through their control of Fidelity they were the beneficial owners of 21,979,133 shares of the common stock of the Company and had sole power to dispose or direct the disposition of those shares. Of those shares, FMR and Mr. Johnson had no power to vote or to direct the voting of 21,073,587 shares held by funds managed by Fidelity, the voting of which resides with the boards of trustees of the funds. FMR had sole power to vote or to direct the voting of 953,596 shares. Included within the beneficial ownership totals for FMR and Mr. Johnson are 66,400 shares beneficially owned by Fidelity Management Trust Company (“FMTC”), a wholly-owned subsidiary of FMR, as to which FMR and Mr. Johnson had the sole power to vote or to direct the voting of 66,400 shares owned by institutional accounts. Strategic Advisers, Inc, a wholly-owned subsidiary of FMR, was the beneficial owner of 9,074 shares, which shares were included in FMR’s beneficial ownership totals. Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR, was the beneficial owner of 830,072 shares, and Mr. Johnson and FMR each has sole power to vote and dispose of those shares. FMR reported that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Company, but that no one person’s interest in the common stock was more than 5% of the total outstanding common stock. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to FMR.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned (as determined under the rules of the Securities and Exchange Commission) as of the close of business on February 1, 2007, by each director, the Chairman and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers in office at the end of 2006, and the group consisting of current directors and executive officers, based on information furnished by representatives of each person. Neither the persons listed below individually, nor the current executive officers and directors as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership (1)
Tenley E. Albright, M.D.	63,843	(2)(3)
Joseph C. Antonellis	184,771	(4)
Kennett F. Burnes	13,613	(3)
Peter Coym	499	(3)
Nader F. Darehshori	24,140	(3)
Amelia C. Fawcett	808	(3)
Arthur L. Goldstein	31,072	(3)
David P. Gruber	15,196	(3)
Linda A. Hill	18,396	(3)
Joseph L. Hooley	416,468	(4)(5)
William W. Hunt	132,273	(4)
Charles R. LaMantia	19,167	(3)(6)
Ronald E. Logue	1,085,475	(4)
Maureen J. Miskovic	0	(3)
Edward J. Resch	194,746	(4)
Richard P. Sergel	21,691	(3)
Ronald L. Skates	17,159	(3)
Gregory L. Summe	17,798	(3)
Diana Chapman Walsh	26,154	(3)(7)
Robert E. Weissman	54,182	(3)

All current directors and executive officers, as a group (27 persons)	3,069,958	(3)(4)(8)

(1)

Information in this table includes the following: shares of common stock issuable upon the exercise of options that either are currently exercisable or will become exercisable within 60 days of February 1, 2007; deferred shares that will vest within 60 days of February 1, 2007; and shares of common stock which have not been issued but which are subject to stock appreciation rights that will become exercisable within 60 days of February 1, 2007, based on the closing price of the common stock on February 1, 2007.

(2)	Includes 13,417 shares held in trust for a family member pursuant to a trust of which Dr. Albright is a co-trustee and 8,550 shares owned by a family member, with respect to all of which shares she disclaims beneficial ownership.

(3)	Includes for all non-employee directors the right to receive the following shares upon retirement: Dr. Albright, 17,750; Mr. Burnes, 6,977; Dr. Coym, 499; Mr. Darehshori, 19,036; Ms. Fawcett, 808; Mr. Goldstein, 16,626; Dr. Hill, 13,795; Mr. Sergel, 20,909; Mr. Skates, 9,862; Mr. Summe, 16,983; Dr. Walsh, 14,823; and Mr. Weissman, 28,374. Does not include the following shares: 13,390 shares that Mr. Gruber is entitled to receive in four annual installments beginning January 1, 2008; 14,201 shares that Dr. LaMantia is entitled to receive in four annual installments beginning January 1, 2008; and 808 shares that Ms. Miskovic is entitled to receive on January 1, 2012.

(4)	Includes shares that the executive officer has the right to acquire either through the exercise of stock options, the vesting of deferred shares, or the exercise of stock appreciation rights based on the closing price of the common stock on February 1, 2007, as follows: Mr. Antonellis, 155,805; Mr. Hooley 406,308; Mr. Hunt, 131,735; Mr. Logue, 1,003,006; Mr. Resch, 179,418; and the group, 2,447,218.

(5)	Includes 6,800 shares as to which Mr. Hooley has shared voting power and investment power.

(6)	Includes 7,539 shares as to which Dr. LaMantia has shared voting power and investment power.

(7)	Includes 2,890 shares held in a revocable trust of which Dr. Walsh is settlor and a co-trustee.

(8)	Includes 1,000 shares owned by a family member of one current executive officer not individually named.

EXECUTIVE COMPENSATION

Processes and Procedures for Considering and Determining

Executive and Director Compensation

The Executive Compensation Committee (the “Committee”) of the Board of Directors has direct responsibility for the director and executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers. At a meeting in February 2007, the Committee determined total compensation for our executive officers for 2006. The Committee determined whether financial performance goals had been met under our annual incentive plan and performance cycles for periods ending in 2006, and established base salaries, annual incentive plan opportunities and individual and financial performance goals for 2007. The Committee also set the goals for the multi-year performance cycles that will determine the payout of the performance awards granted at that meeting.

The Committee retained Hewitt Associates (“Hewitt”), MG Management Consultants (“MGMC”) and McLagan Partners to provide compensation consulting and compensation data services. In addition, Shearman & Sterling LLP was engaged by the Board to assist it and the Committee in understanding the legal implications of compensation decisions and processes. Each of these firms has provided other services to the Company in the past and may do so in the future.

The Committee’s objective in setting executive compensation is to provide total compensation at the market median for performance that meets the executive’s individual performance goals and our financial performance goals and, at higher levels, to recognize exceptional performance. The process and procedures established for considering and determining executive compensation are all focused on arriving at compensation decisions that are consistent with that objective.

The meeting in February was the culmination of a process that began in the fall of 2006. The Committee engaged a compensation consultant, Hewitt, to provide it with comparative data and information on current compensation practices and trends. The Committee instructed Hewitt to compile data on compensation paid to comparable executives and directors at comparator companies for the purpose of benchmarking State Street’s executive and director compensation. At the Committee’s instruction, Hewitt had previously worked with management to agree upon a list of peer group companies to recommend to the Committee for purposes of benchmarking executive and director compensation. The peer group, the members of which are described below in the “Compensation Discussion and Analysis,” consisted of financial service companies against which State Street competes both for business and executive talent. The goal of this comparative data collection is to benchmark a total compensation figure for the year for each executive in what we refer to as the Operating Group, which consists of the ten senior-most policy making executive officers at State Street. During 2006, management engaged MGMC and McLagan Partners, both having specialized expertise in the financial services industry, to provide insight into compensation trends and to assist in the benchmarking for several positions in the Operating Group.

At the December 2006 meeting of the Committee, Hewitt presented a report entitled Total Compensation Measurement for Selected Executive Positions in which it reviewed the total compensation paid to executives at companies in the peer group during the previous year and where the comparable positions at State Street rank compared to the median. The report also included information about pay mix (base salary, bonus and long-term incentives) and where available detailed information for each position, showing compensation paid at the 25th percentile, the median, the average and the 75th percentile.

The Committee used various performance measures to benchmark and evaluate performance for 2006. These measures, drawn from those we use to measure the success of our business, include:

■	Return on Equity

■	Growth in Revenues

■	Operating Net Income and Growth in Operating Net Income

■	Operating Leverage

■	Earnings per Share and Growth in Earnings per Share, and

■	Total Shareholder Return

The Committee asked Hewitt and MGMC to collect publicly available information about the financial performance of companies in the peer group. The Committee requested this information to provide a framework for its decisions on compensation awards. In addition, MGMC provided the Committee with data to show trends in compensation within the peer group companies for 2006. The Committee also determined State Street’s financial performance against the financial performance goals that were set for the Senior Executive Annual Incentive Plan (“SEAIP”) for 2006 and for operating earnings per share and return on equity that were the financial goals for the two-year performance awards granted in March 2005.

Management prepared for the Committee tally sheets, which describe and quantify other aspects of compensation and wealth accumulation in addition to the elements of compensation that comprise total compensation. These tally sheets include information on pension and supplemental benefits, aggregate value of outstanding equity awards, value realized upon the vesting of stock awards and the exercise of stock options over the past five years, value of perquisites, earnings and balances under non-qualified deferred compensation plans and potential payments upon termination of employment or a change of control. The Committee uses tally sheets to assess the context in which the total compensation for the year is delivered. The Committee was also provided with illustrations of the impact of current compensation decisions on future retirement benefits. As a result of the review, the Committee directed management to make recommendations for prospective adjustments to certain supplemental pension plans.

Also in late 2006, the Lead Director solicited the views of the independent directors on Mr. Logue’s performance during 2006. At the same time, Mr. Logue prepared a self-evaluation for the Board that analyzed his performance against his individual goals that he and the Board had set for the year.

At the February 2007 meeting, the Committee made a determination of total compensation and each of the elements of compensation for Mr. Logue, taking into account the Hewitt peer group comparables, the tally sheet, his individual performance and the corporate financial performance of State Street during 2006. The analysis of the decisions made for 2006 compensation is discussed below in “Compensation Discussion and Analysis.”

Mr. Logue, working with our head of Global Human Resources and our head of Global Compensation and Benefits, is responsible for making recommendations to the Committee for the compensation for all members of the Operating Group other than Mr. Logue. In preparing its recommendations, management has access to the same data that Hewitt makes available to the Committee regarding members of the Operating Group. At the same meeting in February 2007, Mr. Logue made his recommendations to the Committee about the total compensation for members of the Operating Group. These recommendations included the level of total compensation, level of payout under the SEAIP and the level of medium- and long-term incentives in the form of performance awards and stock appreciation rights (“SARs”).

The process of setting director compensation follows closely the process the Committee employs in setting compensation for our executive officers. At the beginning of each year, Hewitt prepares a review of director compensation at the group of companies that we use as our peer group for executive compensation purposes and provides that information to management. The summary includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers, meeting fees and equity awards. Data is also provided that differentiates compensation by board position, such as committee chairs and lead directors. The information includes data showing trends in director compensation. Management also uses other sources of data, such as studies by various director search firms, which show trends in director compensation.

Our objective is to set director compensation at the median of the companies in our peer group. Management and Hewitt meet to review the data, after which management makes a recommendation to the Committee at its February meeting. Hewitt advises the Committee on how the proposed compensation compares generally to the market. After the Committee considers this advice, it makes its recommendation to the Board, which approves a compensation arrangement effective from April through the following March.

Compensation Discussion and Analysis

The Committee has been delegated overall responsibility for establishing the compensation program for all of our executive officers, including the named executive officers. With regard to our chief executive officer, the Committee assessed performance and decided his total compensation, which was confirmed by the other independent members of the Board of Directors. Although this discussion and analysis refers principally to compensation for the named executive officers, the same compensation principles and practices apply to all executives in the Operating Group.

The objectives of State Street’s compensation program for executive officers are to attract, retain and motivate superior executives and reward them for meeting short-term and longer-term financial and strategic goals, and to drive year over year growth in revenue and earnings per share. Our compensation objective is to deliver total compensation to our executives at the median of a peer group of companies if we achieve our financial performance goals and the executive achieves individual performance goals and, at higher levels, to recognize exceptional performance. Total compensation is delivered through a combination of base salary, annual incentive plan payments and medium/long-term compensation. A substantial portion of an executive’s compensation is incentive compensation, the payment of which is based on meeting short-term (annual) and medium-term (two- or three-year) financial performance goals and long-term performance tied to the performance of State Street stock. Payments for meeting these goals are either in cash or equity awards. The equity awards align the interests of our executives with those of our shareholders: They are either contingent upon State Street meeting financial performance targets or their value depends on increases in the price of our common stock. Vesting conditions also encourage executive retention.

We benchmark our total compensation against a peer group of companies with which we compete in business and for executive talent. The companies comprising the peer group were selected by the Committee after consultation with, and recommendations by, the Committee’s compensation consultant, Hewitt Associates, and management. For 2006 compensation, for all of our named executive officers except for Mr. Logue and Mr. Hunt, this peer group of companies consisted of American Express, Bank of New York, Franklin Resources, Goldman Sachs, JP Morgan Chase, Marsh & McLennan, Mellon Financial, Merrill Lynch, Morgan Stanley, Northern Trust, PNC Financial, US Bancorp and Wells Fargo. For executive officer positions for which there are not similar positions at peer group companies or when supplemental data is considered necessary for a fair comparison, the Committee uses additional information it obtains from MGMC and McLagan Partners. For Mr. Logue, the Committee, after discussion with the Board of Directors, used a selected peer group of companies consisting of American Express, Bank of New York, Mellon Financial, Northern Trust, PNC Financial, USBancorp, and Wells Fargo. These companies were chosen as the most relevant comparators for the CEO position. For Mr. Hunt, who is the chief executive at State Street Global Advisors (“SSgA”), the 2006 peer group consisted of the leading investment management comparators: Alliance Bernstein, Barclays Global Investors, Black Rock Financial Management, Deutsche Asset Management, Fidelity Investments, Goldman Sachs Asset Management, JP Morgan Asset Management, Mellon Financial Services, Merrill Lynch Investment Managers, Putnam Investments, UBS Global Asset Management, The Vanguard Group Inc. and Wellington Management Company. For purposes of this discussion and analysis, even though the peer groups may be different for a particular executive, we refer to these peer groups throughout as the peer group. In addition to benchmarking total compensation, we also use the peer-group companies as a reference point for information on the mix of cash and equity compensation and current and long-term compensation. The Committee segments the peer group based on factors such as asset size and market capitalization to make sure that no particular combination produces an unintended result.

Hewitt provided market data from its internal database, as well as from public information available from SEC filings, that established the median 2005 total compensation for comparable executive positions in the peer group. The 2005 compensation data was used to estimate 2006 compensation levels based on guidance from our consultants. The data also shows the mix of cash and equity compensation and annual and long-term compensation. It is frequently the case, however, that one or more executives in the Operating Group do not have a precisely analogous position to executive positions in the peer group. In those instances, management works with Hewitt and other consultants or data providers to develop a comparison that most closely resembles the executive position at State Street.

The processes and procedures the Committee followed in determining executive compensation are discussed above under “Processes and Procedures for Considering and Determining Executive and Director Compensation.” In February 2007, after collecting and analyzing data for the peer group as well as the measures of our 2006 financial performance, the Committee met to determine 2006 compensation for the Operating Group, which includes the named executive officers. The factors that the Committee (and the Board in the case of Mr. Logue) considered in determining total compensation for each of the named executive officers are discussed below under “Determination of 2006 Compensation.” Before analyzing that determination, however, we first discuss the various elements of total compensation – why we pay each element, how we determine the amount to pay and how each element fits into our overall compensation program.

Total Compensation

Our total compensation consists of base salary and incentive compensation and is comprised of both annual and long-term components that are payable in cash and equity. In addition, our executive officers are permitted to defer certain compensation and are entitled to retirement benefits, change in control protection, and perquisites that may differ from those generally available to other employees. For purposes of benchmarking against the peer group, we use base salary and incentive compensation for comparison purposes.

Base Salary

A portion of each of our executives’ compensation is base salary, which is paid periodically in cash during the year. In determining the level of base salary for each executive, we take into account the median base salary paid to comparable executives in the peer groups as well as, where appropriate, the deduction limitation imposed by the Internal Revenue Code on compensation that is not performance-based. For all members of the Operating Group, which includes the named executive officers, base salary is generally a relatively small portion of total compensation, allowing us to vary annual total compensation to reflect performance. The Committee has adopted a policy of reviewing executive base salary levels every two years, with the next scheduled review being in 2008. As such, no member of the Operating Group received a base salary increase for 2007. For 2006 and 2007, base salary for Mr. Logue remained unchanged at $1 million.

Incentive Compensation

Incentive compensation, the amount and realization of which depends on the attainment of financial and individual performance objectives and for a significant portion the performance of our stock, represents the balance of an executive’s total compensation. This performance-based compensation aligns executive compensation with our goals for financial performance. It also encourages a high level of individual performance by the executive. The financial performance goals upon which incentive compensation awards are determined –

return on equity, growth in revenues, operating net income and growth in operating net income, operating leverage, earnings per share and growth in earnings per share and total shareholder return – are the same goals that we use to measure the success of our business. Individual performance goals establish specific objectives in four key areas: shareholder (achieving measures of financial performance), customer (focused on customer satisfaction), employee (meeting the challenges of the workplace) and organization (meeting organizational objectives). For Mr. Logue, he and the Board agree upon his individual performance goals. The goals for each member of the Operating Group cascade from Mr. Logue’s goals and are established each year by mutual agreement between the executive officer and Mr. Logue. The Committee reviews data from the peer group in evaluating certain aspects of our incentive compensation arrangements, such as the portion of total compensation represented by fixed and variable elements, the ratio between annual and long-term incentive compensation, the relative allocation of incentive compensation between cash and equity and the applicability of and periods for vesting of awards.

Annual Incentive Plan Compensation. We use our Senior Executive Annual Incentive Plan (the “SEAIP”), which has been approved by shareholders, to provide the members of our Operating Group with annual incentive compensation, the payment of which is dependent upon the achievement of financial performance goals. Awards under the SEAIP are intended to qualify for the performance-based compensation exception to the deduction limitation of Section 162(m) of the Internal Revenue Code. Amounts payable under the SEAIP depend on the achievement of annual financial performance goals, which for 2006 were based on achieving a target level of operating net income before income taxes and incentive compensation (which we refer to as “NIBTIC”). No amounts were payable unless we achieved a threshold NIBTIC level of $0.994 billion, which was 50% of the amount that had been budgeted for 2006. Each member of the Operating Group was assigned a formula payout opportunity expressed as a percentage of incremental NIBTIC above the first threshold up to a second threshold of 70% of budgeted NIBTIC. The formula percentage doubled for incremental NIBTIC above the second threshold. For the 2006 awards, the SEAIP limited to $7.5 million the maximum award payable to any executive. It also allowed the Committee to exercise discretion to reduce the amount otherwise earned under the terms of the plan to reflect the Committee’s assessment of individual performance during the year.

Payouts under this plan were made  2/3 in cash and  1/3 in deferred stock awards (“DSAs”) that are scheduled to vest in two equal annual installments based on continued employment, except amounts payable to Mr. Hunt. We have chosen to pay a portion of the annual incentive award in stock that is subject to vesting to align this element of compensation with the interests of shareholders and to encourage retention. We divide the applicable dollar amount awarded under the SEAIP by the closing price of our common stock on the award date to determine the number of shares of stock to be issued, without any discount for vesting. For Mr. Hunt, his entire award under this plan was paid in cash to be consistent with practices in his peer group that place greater weight on cash compensation relative to equity compensation.

Medium- and Long-Term Incentive Compensation. For 2006, once the target for total compensation is set and after taking into account base salary and determining the level of annual incentive payments, the balance of total compensation for the named executive officers was paid in the form of stock appreciation rights (“SARs”) and performance awards. Of the amount determined, 60% is delivered in the form of SARs and 40% is delivered as a performance award. This allocation reflects the Committee’s desire to place greater emphasis on long-term performance with awards that directly derive their value from increases in the market value of our stock, while also providing a meaningful component of compensation tied to achieving the company’s stated financial objectives over the medium term of two years.

Performance Awards

Our performance awards are denominated in units, each of which represents a share of our common stock. Each award settles in stock upon satisfaction of the performance conditions. We determine the number of units by dividing the portion of the executive’s total compensation dollar amount allocable to performance awards by 75% of the closing price of our stock on the date of grant. We believe that this discount to market is appropriate to reflect the performance requirements necessary to earn the performance award and the fact that the executive must remain employed at State Street through the end of the performance period to be eligible to receive the payout under an award. 70% of the target units will be earned based on two-year cumulative earnings per share from continuing operations (“EPS”) goals and 30% will be earned based on two-year average return on equity from continuing operations (“ROE”) goals. For the awards that are a part of 2006 total compensation, the cumulative two-year EPS target is $8.11, and the two-year average ROE target is 13.95%. These goals are stated on an operating basis, which adjusts for the financial impact of material changes in law or accounting principles or practices and of mergers, acquisitions, dispositions or similar corporate transactions, including, in this instance, the merger and integration charges associated with our proposed acquisition of Investors Financial Services Corp. (“IFIN”) announced on February 5, 2007. The targets represent the financial performance at which the maximum amount would be paid out under these awards. The performance awards do not result in any payout unless our EPS increases over the 2006 level during the two-year period and our ROE is greater than 12%. Although the entire amount of target units is used in determining total compensation for a year, the actual average payout for performance awards over the last three biennial performance cycles has been 57.72% of the number of target units.

Our performance awards are granted under a shareholder-approved equity incentive plan. We have structured the performance awards to be incentives for medium-term financial performance.

SARs

Our SARs, which vest over four years, have a maximum 10-year term and are settled in stock, align our executives’ compensation incentives with increases in our stock price and represent the long-term component of our incentive compensation. The value of a SAR is equal to the increase, if any, in the value of our stock between the date of the grant and the date of exercise. Because they have value only if our stock price increases, SARs align the executives’ interest in stock performance with those of our shareholders. We use stock-settled SARs rather than stock options to reduce the dilutive effect of these awards on our shareholders.

We determine the number of SARs to be awarded by dividing the dollar amount of the executive’s total compensation allocable to SARs by what we have determined is an appropriate economic value of a SAR for this purpose,  1/3 of the closing price of State Street stock on the grant date. This formula reflects in part the risk that the market value will not increase or may decrease, resulting in the SARs expiring worthless, as well as restrictions related to vesting and transferability of such awards. The value that we use for the SARs is not necessarily the same as the value we are required to ascribe to them for accounting purposes under Statement of Financial Accounting Standards No. 123R, which varies over time and is currently approximately 35% of the closing price. We believe that valuing the SARs at  1/3 of the closing price is consistent with the practice of our peer companies, provides certainty and a normalized level of valuation over time and is consistent with established option pricing methodologies. The exercise price of the SARs that were granted in 2007 as part of 2006 compensation was the closing price of State Street stock on the date of the award.

The SARs, performance awards and the stock portion of the annual incentive payment encourage retention, align our executives’ interests with those of our shareholders and expose our executives to the risk that, because of corporate financial performance and our stock performance, the full value of the amounts that made up total compensation may not be realized. The value of the SARs depends on increases in our stock price. The performance awards may not be earned if we do not meet our corporate financial goals over the performance cycle. Finally, the portion of annual incentive compensation paid in stock with vesting requires an executive to remain at the company for two years to realize the full value, and the realization of the full value that was used to calculate total compensation also depends on the stock price when the shares have vested.

Other Elements of Compensation

In determining total compensation, the Committee also reviewed retirement benefits, deferred compensation, and perquisites as described below.

Retirement Benefits. We maintain a qualified defined benefit pension plan for virtually all U.S. employees that determines benefits, in general, based on an account balance that is increased annually by pay and interest credits. In addition, because pension benefits under our broad-based plan are limited by Internal Revenue Code restrictions, we have two supplemental programs: one, with broader eligibility, that is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second that is designed to provide, together with other retirement programs, pension benefits for vested participants equal generally to a specified percentage of their compensation. Amounts payable under these plans are based on base salary and annual incentive payments, which is consistent with our goal of providing a retirement benefit that replaces a percentage of pre-retirement income. These plans are described in the narrative accompanying the “Pension Plans” table below. We provide these plans because we believe they assist in recruiting and retaining executives and are consistent with the practice at many of the companies in our peer group. However, in light of the amounts that are potentially payable under the retirement plans, particularly under our supplemental programs, the Committee directed management to conduct a comprehensive review of our retirement programs to assess the levels of benefit coverage, appropriateness of the forms of benefit accrual and the cost basis of all our plans (including our supplemental plans) with the goal of implementing any changes determined to be appropriate during 2008.

Deferred Compensation. We maintain a non-qualified deferred compensation plan that allows executive officers and others to defer salary and the cash portion of annual incentive bonuses and to receive a return based on one or more notional investment options available to be elected by the participant, currently four SSgA funds and a State Street stock fund. The non-qualified deferred compensation plan also supplements deferrals made under our tax-qualified 401(k) plan. The notional investment options under the plan reflect the investment experience of investments available in the market. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their highly compensated employees.

Perquisites. We provide a modest level of perquisites, such as financial planning, annual physicals, umbrella liability insurance and company-paid parking, to our senior executive officers. In addition, we provide a driver and other security benefits to our CEO. We provide these benefits because we believe that some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives.

Determination of 2006 Compensation

The Committee met in February 2007 to determine total compensation for the senior executive officers. State Street had a strong 2006 performance year. Revenues were the highest in history, up 15.3% from the prior year, and total shareholder return was 23.2%, outperforming the S&P 500 and S&P Financial Indices. EPS of $3.46 on an operating basis (which excluded tax charges of $0.20 per share) represented a 22.7% growth over 2005 and were substantially in excess of the upper end of the range in our operating plan. ROE of 17.1% on an operating basis (i.e., excluding the tax charge) was at the top end of our range. We achieved positive operating leverage of 290 basis points over the year. Within the peer group, State Street’s revenue growth and net income growth were both significantly above the median of the peer group.

For purposes of the annual incentive payment under the SEAIP for 2006, the actual performance as certified by the Committee, was NIBTIC of $2.22 billion, which was approximately 12% above our budgeted amount. As a result, the payments for all participants in the SEAIP exceeded the target amounts. A reconciliation of net income before tax from continuing operations and NIBTIC is as follows:

(Dollars in millions)
Net Income Before Tax from Continuing Operations	$1,816.5
Add Back certain Incentive Compensation Items:
Annual Incentive Plans – Cash Expense	337.2
Annual Incentive Plans – Equity Awards Expense	70.8

NIBTIC	$2,224.5

The Committee also considered the extent to which Mr. Logue and each of the members of the Operating Group, including the other named executive officers, met the individual performance objectives that had been established at the beginning of the previous year. In making these assessments, the Committee relied on the independent directors’ evaluation of Mr. Logue’s performance and on Mr. Logue’s discussion of each member of the Operating Group’s individual performance.

Chief Executive Officer Compensation

In determining Mr. Logue’s 2006 total compensation, the Committee considered advice from its consultants that the median total compensation for CEOs in Mr. Logue’s peer group was expected to increase year over year between 20% to 25%, which placed the total in the $17.3 to $18.0 million range. Based on State Street’s financial performance and Mr. Logue’s performance against his individual 2006 goals, the Committee established a total compensation level for Mr. Logue at $19.7 million. In arriving at its decision, the Committee considered such financial performance measures as total shareholder return, return on equity, revenue growth, operating leverage, operating net income and earnings per share growth, measured relative to the corporation’s target for the year, growth over the prior year as well as relative performance against Mr. Logue’s peer group. The Committee noted that performance exceeded all measures except for a slight underperformance against the median return on equity of the peer group. State Street’s performance in total shareholder return of 23.2% and EPS growth of 22.7% were particularly noted by the Committee. The Committee’s determination placed Mr. Logue’s 2006 total compensation at 23% higher than his 2005 total compensation and 11.6% above the middle of his peer group range. Of that amount, $1 million was base salary paid during 2006. Mr. Logue’s formula under the SEAIP produced $7.75 million, which exceeded the $7.5 million maximum permissible under the plan. The Committee concluded that the amount produced under the formula, reduced to the $7.5 million maximum permissible under the plan was an appropriate level. This amount was paid $5.0 million in cash and $2.5 million in deferred stock to vest over two years. The balance of $11.2 million was paid in medium- and long-term incentive awards; $4.48 million in performance awards representing 84,621 units of State Street stock and $6.72 million in SARs for 285,879 shares. This results in a pay mix of 31% cash and 69% equity as compared to the market mix of 45% cash and 55% equity. The Committee also considered the fact that Mr. Logue’s annual incentive award represented 1.6% of the entire amount of annual incentive awards made and adding his performance awards and SARs represented 2.9% of the entire number of all incentive awards.

Mr. Logue does not provide any input into the determination of his own compensation other than the evaluation of his performance that he provides to the independent directors.

Other Named Executive Officers

The process for setting the total compensation and the mix of elements for the other named executive officers, other than Mr. Hunt, was similar to that used to set Mr. Logue’s, except that Mr. Logue recommended the levels to the Committee for its approval. Mr. Hunt, as the head of the Investment Management business, is compensated according to asset management industry practices and benchmarks that place greater weight on cash compensation relative to equity compensation. He received a total incentive compensation award of $14.0 million, consisting of $8.0 million in cash bonus, $4.0 million in SSgA Performance Equity Program (“PEP”) awards, $1.2 million in SARs and $0.8 million in performance awards. A portion of his cash bonus is paid from the SEAIP to the maximum amount funded under the plan formula, $6.46 million. The balance of $1.54 million was paid as a supplemental non-tax deductible payment.

The PEP portion of Mr. Hunt’s annual incentive compensation has a target that pays out based on the compounded annual growth rate (“CAGR”) of SSgA’s net income before taxes over a three-year period. Depending on SSgA’s performance, these PEP awards have a payout that can range from 0% at 10% CAGR to 400% of the target amount at 40% CAGR. If SSgA achieves its historical growth rate in net income over the next three years, we would expect these performance awards to pay out toward the upper end of the range. Separate criteria are used for Mr. Hunt, as well as other SSgA executives, because we believe that, for the asset management businesses that are part of financial service companies, a significant portion of compensation is generally linked to the financial performance of the asset management operations rather than broader corporate financial results.

Special Performance Awards

In December 2006, Messrs. Antonellis, Hooley and Hunt were each appointed to the position of vice chairman. These appointments reflect State Street’s focus on developing and retaining the management talent to lead a global organization. As part of these promotions each of these three executives received a special performance award with a value equal to $2,000,000, which was based on the State Street closing stock price on the award date translated into 29,443 units of State Street stock. These special awards have a five-year performance cycle based on the achievement of target levels of return on equity from continuing operations (ROE). If average ROE for 2007 and 2008 equals or exceeds the target level, 25% of the units will vest. Thereafter, 25% of the units will vest at the end of 2009, 2010 and 2011 if average ROE for the three-, four- and five-year periods equals or exceeds the target level. Because these awards have been designed to provide a significant measure of retention value and require the executive to be employed at State Street on the vesting date, the target level of ROE was set at the lower end of the range at which we have historically published guidance. In addition, although the awards must be earned over time, in translating the dollar value of the award into share units, no discount to current stock price was taken.

Change of Control Agreements

Since 1995, we have had a program in place under which all of our senior executives have one of three levels of potential benefits, depending on bank title, upon a change of control. We provide these agreements because we believe that providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control. The terms of these agreements and the amounts payable under them are described below under “Potential Payments upon Termination or Change of Control.” Our agreements are structured to provide our executives the benefits under the agreement if they are terminated involuntarily following a change of control. In addition, certain of the executives are entitled to the benefits under the agreement upon a voluntary resignation, but only during a 30-day window beginning a specified period (either 180 days or one year) after the change of control. We believe that this modified “single trigger” provides the executive with protection in the event of a change of control, but provides an incentive for the executive to stay with the company for a transition period following a change of control. These same executives are entitled to a gross-up payment to make them whole for any “golden parachute” excise tax under Section 280G of the Internal Revenue Code.

Stock Ownership Guidelines

We have stock ownership guidelines that apply to all executive officers. The target level of stock ownership is five times base salary for the chief executive officer and three times base salary for all other executive officers. There is a phase-in period of five years to achieve these levels, with the first year commencing on the first January 1 after the person becomes an executive officer. The executive is expected to attain the expected ownership level ratably over five years. The determination date is the date that we use for the beneficial ownership table in the proxy statement and the closing stock price on that date is used in determining compliance. The executive’s base salary is the annual salary as of January 1.

Tax and Accounting Considerations

Our 2006 Equity Incentive Plan and the SEAIP have both been approved by shareholders and we attempt to structure our compensation arrangements to qualify the annual incentive plan payments, the performance awards and SARs as performance-based compensation under Section 162(m) of the Internal Revenue Code. We believe, however, that the availability of a tax deduction for the compensation is a secondary consideration to the goal of providing total compensation at the median of the peer group range if we achieve corporate and individual performance objectives. We also attempt to structure our compensation and deferral arrangements to qualify as deferred compensation under Section 409A of the Internal Revenue Code.

We adopted the provisions of Statement of Financial Accounting Standard No. 123 for the year commencing January 1, 2003, before such adoption became mandatory. In general, we do not take accounting considerations into account in structuring our compensation arrangements, except that we seek to have all of our equity awards qualify for fixed grant date accounting, rather than variable accounting.

Equity Grant Practices

The Committee has adopted an Equity Grant Policy as described below:

Annual Grants

Annual grants of equity awards to executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Committee, and subject to any limitations that the Committee may establish, a single-person committee of the Board comprised of the Chairman of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February.

New Hire, Promotion and Other Grants

Grants of equity awards to executive vice presidents and above in connection with new hirings, promotions, special recognition or other special circumstances are made by the Committee; provided that during the interim between scheduled meetings of the Committee, the Chairman of the Committee may make awards to executive vice presidents (and above) who are not executive officers and a sub-committee made up of the Chairman of the Committee and another independent member of the board may make awards to executive officers. Awards of these types to other employees may be made either by the Committee or by a single-person committee of the Board comprised of the Chairman of the Board, subject to limitations established by the Committee.

The grant date of all equity awards will be on a date of a scheduled meeting of the Committee or, if pursuant to delegated authority, the last business day of a calendar month. Except for the setting of the February meeting to occur after our release of earnings, there is no program, plan or practice of timing these awards with the release of material financial information. The exercise price for all stock options and stock appreciation rights will be the closing price of the Company’s common stock on the date of grant.

Relationship of Total Compensation to Summary Compensation Table and Related Tables

The preceding discussion and analysis sets forth the process, procedure and philosophy by which the Committee determines executive compensation. The total compensation for 2006 for each of the named executive officers based on the way the Committee calculates it, including the total value of equity awards made in respect of 2006 performance, is set forth below:

Named Executive Officer	Base Salary	Annual Incentive Awards			Medium- and Long-Term Incentive Awards	2006 Total Compensation
		Cash	Equity	Total
Logue	$1,000,000	$5,000,000	$2,500,000	$7,500,000	$11,200,000	$19,700,000
Resch	$650,000	$1,722,000	$861,000	$2,583,000	$4,417,000	$7,650,000
Hunt	$750,000	$8,000,000	$4,000,000	$12,000,000	$2,000,000	$14,750,000
Hooley	$725,000	$2,583,333	$1,291,667	$3,875,000	$7,125,000	$11,725,000
Antonellis	$675,000	$1,722,000	$861,000	$2,583,000	$6,000,000	$9,258,000

The table above reflects the process and philosophy by which the Committee calculated executive compensation in respect of 2006 and is intended to assist shareholders in understanding the elements of total compensation as determined by the Committee. This information differs from the calculation of total compensation in accordance with the rules of the SEC. The table below under the heading “Summary Compensation Table” reflects the SEC methodology. The following discussion describes the relationship between the amounts reported in the table above and those amounts reported in the Summary Compensation Table and related tables.

Cash Compensation. The Base Salary and the cash portion of the Annual Incentive Awards in respect of 2006 are set forth in columns (c), (d), and (g) of the Summary Compensation Table. Those amounts are reflected in the table above under the headings Base Salary and Annual Incentive Awards – Cash.

Equity Compensation. The table above reflects the equity portion of the Annual Incentive Awards and the Medium- and Long-Term Incentive Awards that the Committee awarded in respect of 2006. Although the Committee made these awards in respect of the performance of the named executives during 2006, the awards will be reflected in the Company’s financial statements when expensed under generally accepted accounting principles, which is generally the year during which the awards are vested. The Summary Compensation Table and related tables reflect costs of awards expensed in 2006 but which were made by the Committee in respect of performance in prior years. Although the Committee considers the grant of equity awards in respect of 2006 performance to constitute part of 2006 total compensation, the SEC rules require that we instead disclose, in the Summary Compensation Table and related tables, equity awards that we recognize as an expense in our 2006 financial statements. In addition, if an officer is eligible for early retirement, the SEC rules require accelerated reporting of amounts that would be eligible upon retirement under the terms of such awards. Because we grant the equity awards that are a part of 2006 total compensation in early 2007, these awards are neither granted in 2006 nor expensed in our 2006 financial statements. Therefore, none of the equity awards in the above table are reflected in the Summary Compensation Table or any related table. These equity awards granted in respect of 2006 will, however, be reflected in the Summary Compensation Table and related tables in subsequent years.

The amounts that are reported in columns (e) and (f) of the Summary Compensation Table represent the accounting expense that we incurred during 2006 for deferred share awards, performance share awards, options and SARs granted to our named executive officers in 2001 through 2006. The corresponding awards granted in respect of performance in 2006 are included in the table above under the heading “Medium- and Long-Term Incentive Awards.” These deferred share awards, performance share awards, and SARs granted in respect of 2006 performance will be reported in the Grant of Plan-Based Awards Table in our 2008 proxy statement.

The table above, which reflects the philosophy and process used by the Committee in determining total compensation, reports Mr. Logue’s 2006 total compensation as $19.7 million, as compared to $26.8 million in the Summary Compensation Table. There are two principal reasons for the difference. The equity that the Committee awarded in 2007 as part of his 2006 total compensation amounted to $13.7 million of value, while the equity awards in the Summary Compensation Table total $17.9 million. This is because the equity awards in the Summary Compensation Table, as required by the SEC rules, represent awards made in prior years that we expensed during 2006 and also reflect $5.8 million of accelerated expense due to Mr. Logue’s early retirement eligibility under the terms of the awards. In addition, Mr. Logue’s 2006 total in the Summary Compensation Table includes $2.7 million relating to the change in Mr. Logue’s pension value during 2006, which the Committee does not include as a component of 2006 total compensation.

Compensation Committee Report

The Executive Compensation Committee (the “Committee”) furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair

Nader F. Darehshori

Linda A. Hill

Robert E. Weissman

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option / SAR Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compen- sation(3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ronald E. Logue Chief Executive Officer	2006	$1,000,000	$0	$9,499,318	$8,450,054	$5,000,000	$2,698,318	$109,820	$26,757,510
Edward J. Resch Chief Financial Officer	2006	$644,231	$0	$2,680,365	$1,089,005	$1,722,000	$255,414	$23,077	$6,414,092

William W. Hunt Vice Chairman	2006	$750,000	$1,542,000	$4,441,188	$592,690	$6,458,000	$349,423	$24,534	$14,157,835

Joseph L. Hooley Vice Chairman	2006	$719,231	$0	$2,368,961	$1,101,160	$2,583,333	$410,978	$43,981	$7,227,644

Joseph C. Antonellis Vice Chairman	2006	$669,231	$0	$2,265,925	$1,020,666	$1,722,000	$607,787	$48,874	$6,334,483
(1)	The amounts in the “Stock Awards” column represent the accounting expense that we incurred during 2006 for deferred stock awards, restricted stock awards and performance awards granted to the named executive officers in the years 2001 through 2006. The amounts in the “Option/SAR Awards” column represent the accounting expense that we incurred during 2006 for options and SARs granted to the named executive officers in the years 2002 through 2006. For Mr. Logue, $989,613 of the amount in the “Stock Awards” column and $4,796,596 of the amount in the “Options/SAR Awards” column represent accelerated expense as a result of his early retirement eligibility. For Mr. Antonellis, $29,463 of the amount in the “Option/SAR Awards” column represents accelerated expense as a result of his becoming eligible for early retirement in 2009. There were no forfeitures of any awards by any of the named executive officers during 2006. The assumptions made in the valuation of the expense amounts included in these two columns are discussed in note 13 in our notes to financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006. For a reconciliation of the amounts reported in the Summary Compensation Table to 2006 total compensation, please see the discussion on pages 29 and 30.

(2)	These amounts represent the change in the actuarial present value of the accumulated benefits under our defined benefit and supplemental pension plans.

(3)	Perquisites that all of the named executive officers received include executive health screening ($2,500 each, except $1,900 for Mr. Hunt) and personal liability coverage ($1,250 each). Messrs. Hooley and Hunt received financial planning and tax services ($8,584 each), Messrs. Antonellis, Hooley and Hunt received employer-paid parking ($5,047 each), Mr. Hunt had $1,153 in club dues paid by the Company and Messrs. Logue, Antonellis and Hooley redirected their fees of $7,000, $20,000 and $20,000, respectively, for serving on the board of a State Street joint venture, to charities of their choice as contributions from the State Street Foundation. In addition, Mr. Logue was provided a company car and driver/security specialist and security at his residence and on personal travel. For the car and driver, the aggregate incremental cost ($30,210) was determined by allocating the total cost between personal and business use by mileage traveled. For the security at his residence and on personal travel, the aggregate incremental cost ($38,860) was determined by invoice amounts for alarm monitoring and maintenance and for third-party personal security services. The amounts in this column also include 2006 contributions to defined contribution plans in the following amounts for the named executive officers: Mr. Logue ($30,000), Mr. Resch ($19,327), Mr. Antonellis ($20,077), Mr. Hooley ($6,600), and Mr. Hunt ($6,600).

Grants of Plan-Based Awards in 2006

Name	Plan/Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Ronald E. Logue Chief Executive Officer	2006 SEAIP 162(m) Plan	$0	$6,000,000	$7,500,000
	1997 Equity Incentive Plan (3/1/06 AIP DSA)
	1997 Equity Incentive Plan (3/1/06 SAR)
	1997 Equity Incentive Plan (3/1/06 Cycle O 2006-2007)				0	85,157	85,157
Edward J. Resch Chief Financial Officer	2006 SEAIP 162(m) Plan	$0	$2,000,000	$7,500,000
	1997 Equity Incentive Plan (3/1/06 AIP DSA)
	1997 Equity Incentive Plan (3/1/06 SAR)
	1997 Equity Incentive Plan (3/1/06 Cycle O 2006-2007)				0	26,612	26,612
William W. Hunt Vice Chairman	2006 SEAIP 162(m) Plan	$0	$5,000,000	$7,500,000
	1997 Equity Incentive Plan (3/1/06 AIP DSA)
	1997 Equity Incentive Plan (3/1/06 SSgA PEP)
	1997 Equity Incentive Plan (3/1/06 Cycle O 2006-2007)				0	9,793	9,793
	1997 Equity Incentive Plan (3/1/06 SAR)
	2006 Equity Incentive Plan (12/20/06 Vice Chair Award)				0	29,443	29,443
Joseph L. Hooley Vice Chairman	2006 SEAIP 162(m) Plan	$0	$3,000,000	$7,500,000
	1997 Equity Incentive Plan (3/1/06 AIP DSA)
	1997 Equity Incentive Plan (3/1/06 Cycle O 2006-2007)				0	28,102	28,102
	1997 Equity Incentive Plan (3/1/06 SAR)
	2006 Equity Incentive Plan (12/20/06 Vice Chair Award)				0	29,443	29,443
Joseph C. Antonellis Vice Chairman	2006 SEAIP 162(m) Plan	$0	$2,000,000	$7,500,000
	1997 Equity Incentive Plan (3/1/06 AIP DSA)
	1997 Equity Incentive Plan (3/1/06 Cycle O 2006-2007)				0	29,379	29,379
	1997 Equity Incentive Plan (3/1/06 SAR)
	2006 Equity Incentive Plan (12/20/06 Vice Chair Award)				0	29,443	29,443

(1)	These amounts are payable two-thirds in cash and one-third in stock that vests over two years.

Grants of Plan-Based Awards in 2006--(continued)

All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option/SAR Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(i)	(j)	(k)	(l)

26,612			$1,635,041
	287,690	$62.63	$6,067,382
			$5,196,280

7,984			$490,537
	89,904	$62.63	$1,896,075
			$1,623,864

23,152			$1,422,459
31,934			$1,921,469
			$597,569
	33,085	$62.63	$697,763
			$1,914,678

10,645			$654,029
			$1,714,784
	94,938	$62.63	$2,002,242
			$1,914,678

7,984			$490,537
			$1,792,707
	99,254	$62.63	$2,093,267
			$1,914,678

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive bonuses under the Senior Executive Annual Incentive Plan (“SEAIP”), which has been approved by shareholders. Under the SEAIP, which has been structured to make the bonuses qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, each participant is assigned a target bonus funding opportunity that would be paid out upon the satisfaction of performance targets set by the Executive Compensation Committee. The performance measures used in any particular year are chosen from among the performance measures specified in the plan. The bonus opportunity for 2006 was based on a percentage of corporate operating NIBTIC. The maximum funding level for the 2006 award for any executive was $7.5 million and at 50% of the budgeted amount of NIBTIC no incentive bonus would have been paid. Payouts under the plan are in cash or, if the Committee elects, shares of State Street stock. The bonus for 2006 was paid 2/3 in cash and 1/3 in a deferred stock award that vests annually over two years, except for Mr. Hunt whose entire bonus under the SEAIP was paid in cash.

The awards set forth in the “Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under a long-term incentive compensation program under which State Street grants performance awards to senior executive officers. These performance awards, which are denominated in units of State Street stock, are paid out in State Street stock if over a two-year performance period State Street meets performance goals that the Committee specifies at the time of the award. The awards made in March 2006 that cover the 2006-2007 performance period are included in the table, but as discussed above in our Compensation Discussion and Analysis, these awards represent a portion of 2005 total compensation for the named executive officers. The performance goals are specified levels of cumulative operating earnings per share and operating return on equity, the same metrics we used for the awards representing a portion of 2006 total compensation. For Mr. Hunt, the awards also include SSgA PEP awards and are earned based on SSgA’s compounded annual net income before taxes growth over a three-year performance period. These awards were also not part of Mr. Hunt’s 2006 total compensation as discussed above in our Compensation Discussion and Analysis.

The awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table represent DSAs that comprise one-third of the 2005 bonus awarded in March 2006 and will vest in two equal annual installments.

The awards that appear in the “All Other Option Awards” column of the Plan-Based Awards Table represent SARs, which represent the right to receive a payment in State Street Stock equal to the value of the appreciation of the stock over a base price set at the time of the grant. These awards were made in March and were awarded as part of 2005 total compensation. The base price for these awards was the average of the high and low stock prices on the New York Stock Exchange on the date of grant. The SARs have a maximum 10-year term and become exercisable in four equal annual installments, commencing on the first anniversary of the date of grant. The equity awards described above vest and, as applicable, become exercisable immediately following a triggering event in connection with a change of control, as described below under “Potential Payments upon Termination or Change of Control.”

The performance awards made to Messrs. Antonellis, Hooley and Hunt in December 2006 are discussed above in our Compensation Discussion and Analysis. They represent the right to receive the specified number of shares of State Street stock in four equal annual installments starting at the end of year two after the date of grant if our return on equity from continuing operations for each performance period is at or above a specified level.

[The Outstanding Equity Awards table follows on the succeeding pages.]

Outstanding Equity Awards at Fiscal Year-End, December 31, 2006

Name	Option/SAR Awards
	Option/SAR Grant Date	Number of Securities Underlying Unexercised Options/SARs (# Exer- cisable)	Number of Securities Underlying Unexercised Options/SARs (# Unexer- cisable)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (#)	Option/SAR Exercise Price ($)	Option/SAR Expiration Date
(a)		(b)	(c)	(d)	(e)	(f)
Ronald E. Logue	12/16/99	133,200	0	0	$34.6407	12/15/09
Chief Executive Officer	12/21/00	156,400	0	0	$60.7375	12/20/10
	12/20/01	257,600	0	0	$51.9750	12/19/11
	02/21/02	28,600	0	0	$49.7050	02/20/12
	12/23/02	250,000	0	0	$39.9500	12/22/12
	12/17/03	137,000	68,500	0	$49.8100	12/16/13
	03/02/05	73,000	219,000	0	$44.5300	03/01/15
	03/01/06	0	287,690	0	$62.6300	02/29/16
Edward J. Resch	11/21/02	28,500	0	0	$46.2100	11/20/12
Chief Financial Officer	12/19/02	50,000	0	0	$40.2200	12/18/12
	12/17/03	43,133	21,567	0	$49.8100	12/16/13
	03/02/05	24,325	72,975	0	$44.5300	03/01/15
	03/01/06	0	89,904	0	$62.6300	02/29/16
William W. Hunt	06/17/99	1,600	0	0	$40.5156	06/16/09
Vice Chairman	06/15/00	12,500	0	0	$53.0469	06/14/10
	09/20/01	2,100	0	0	$39.5650	09/19/11
	02/21/02	13,334	6,666	0	$49.7050	02/20/12
	03/21/02	3,569	0	0	$55.8350	03/20/12
	12/19/02	15,247	0	0	$40.2200	12/18/12
	12/17/03	24,666	12,334	0	$49.8100	12/16/13
	03/03/04	20,000	0	0	$52.7800	03/02/14
	03/02/05	9,250	27,750	0	$44.5300	03/01/15
	03/01/06	0	33,085	0	$62.6300	02/29/16
Joseph L. Hooley	02/18/99	16,800	0	0	$36.4844	02/17/09
Vice Chairman	02/17/00	48,000	0	0	$39.2500	02/16/10
	12/21/00	54,200	0	0	$60.7375	12/20/10
	12/20/01	96,600	0	0	$51.9750	12/19/11
	02/21/02	13,400	0	0	$49.7050	02/20/12
	12/19/02	93,300	0	0	$40.2200	12/18/12
	12/17/03	41,066	20,534	0	$49.8100	12/16/13
	03/02/05	16,225	48,675	0	$44.5300	03/01/15
	03/01/06	0	94,938	0	$62.6300	02/29/16
Joseph C. Antonellis	12/21/00	29,600	0	0	$60.7375	12/20/10
Vice Chairman	12/20/01	64,400	0	0	$51.9750	12/19/11
	12/19/02	20,000	0	0	$40.2200	12/18/12
	12/17/03	16,433	16,434	0	$49.8100	12/16/13
	03/02/05	0	48,675	0	$44.5300	03/01/15
	03/01/06	0	99,254	0	$62.6300	02/29/16
(1)	Closing stock price on December 29, 2006 was $67.44.
(2)	SSgA Performance Equity Plan Awards.
(3)	Vesting for unexercisable Option/SAR awards is as follows:
All unexercisable awards granted on 02/21/02 will vest on 02/21/07;
All unexercisable awards granted on 12/17/03 will vest on 12/17/07; and
All awards granted on 03/02/05 and 03/01/06 vest in 4 equal annual installments (25% per year) starting on the first anniversary of the grant.

Outstanding Equity Awards at Fiscal Year-End, December 31, 2006--(continued)

Stock Awards(1)
Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested(4) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Award Grant Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
	(g)	(h)			(i)	(j)
12/20/01	37,750	$2,545,860	03/01/06		85,157	$5,742,988
03/02/05	4,941	$333,221
03/01/06	26,612	$1,794,713

03/02/05	2,281	$153,831	03/01/06		26,612	$1,794,713
03/01/06	7,984	$538,441

03/02/05	924	$62,315	03/02/05	(2)	44,405	$2,994,673
03/01/06	23,152	$1,561,371	03/01/06		9,793	$660,440
			03/01/06	(2)	31,934	$2,153,629
			12/20/06		29,443	$1,985,636

03/02/05	2,148	$144,861	03/01/06		28,102	$1,895,199
03/01/06	10,645	$717,899	12/20/06		29,443	$1,985,636

03/02/05	1,996	$134,610	03/01/06		29,379	$1,981,320
03/01/06	7,984	$538,441	12/20/06		29,443	$1,985,636

(4)	Vesting for unvested Stock Awards is as follows:
All unvested awards granted on 12/20/01 vested on 01/01/07;
All unvested awards granted on 03/02/05 vested on 02/15/07; and
All unvested awards granted on 03/01/06 vested 50% on 02/15/07 and 50% will vest on 02/15/08.
(5)	Vesting for Equity Incentive Plan Awards is as follows:
SSgA PEP Awards granted on 03/02/05 are for the 2005 – 2007 performance period; payout will be in stock in 2008;
Performance Awards granted on 03/01/06 are for the 2006 – 2007 performance cycle (Cycle O); payout will be in stock in 2008;
SSgA PEP Awards granted on 03/01/06 are for the 2006 – 2008 performance period; payout will be in stock in 2009, and
Performance Awards granted on 12/20/06 vest from 2 to 5 years (25% vest in December of 2008, 2009, 2010, 2011) if performance targets are met.

2006 Option/SAR Exercises and Stock Vested

	Option/SAR Awards(1)		Stock Awards

	Number of Shares Acquired on Exercise		Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Name	Shares Exercised	Value Realized at Exercise

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue Chief Executive Officer	129,200	$3,998,673	126,000	$8,471,439
Edward J. Resch Chief Financial Officer	—	—	42,172	$2,830,829
William W. Hunt Vice Chairman	41,953	$852,299	17,507	$1,175,354
Joseph L. Hooley Vice Chairman	—	—	30,799	$2,063,904
Joseph C. Antonellis Vice Chairman	127,424	$2,548,447	29,265	$1,961,442

(1)	Mr. Logue’s stock options were exercised and sold pursuant to a Rule 10b5-1 trading plan.

(2)	Includes deferred stock awards that vested in 2006 and Cycle N Performance Awards earned for the 2005 – 2006 performance period (payout in cash in 2007).

–	Number of shares of Deferred Stock Awards that vested in 2006 are as follows: Mr. Logue, 4,941; Mr. Resch, 2,280; Mr. Hunt, 924; Mr. Hooley, 2,147; Mr. Antonellis, 1,995.

–	Cycle N Units earned are as follows: Mr. Logue, 121,059; Mr. Resch, 39,892; Mr. Hunt, 16,583; Mr. Hooley, 28,652; Mr. Antonellis, 27,270.

Pension Benefits as of December 31, 2006

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

(a)	(b)	(c)	(d)	(e)
Ronald E. Logue	Retirement Plan	15	$231,571	—
Chief Executive Officer	SERP (Supplemental Executive Retirement Plan)	15	$1,207,367	—
	SDBPP (Supplemental Defined Benefit Pension Plan)	16	$8,663,868	—

	Total		$10,102,806
Edward J. Resch Chief Financial Officer	Retirement Plan	3	$27,382	—
	SERP	3	$120,353	—
	SDBPP	4	$579,964	—

	Total		$727,699
William W. Hunt Vice Chairman	Retirement Plan	12	$139,284	—
	SERP	12	$491,085	—
	SDBPP	13	$382,446	—

	Total		$1,012,815
Joseph L. Hooley(3) Vice Chairman	Retirement Plan	10	$94,333	—
	SERP	10	$351,515	—
	SDBPP	20	$2,901,643	—

	Total		$3,347,491
Joseph C. Antonellis Vice Chairman	Retirement Plan	14	$179,233	—
	SERP	14	$377,878	—
	SDBPP	15	$2,209,753	—

	Total		$2,766,864

(1)	Retirement Plan and SERP service is credited from first anniversary of date of hire. SDBPP service is credited from date of hire.

(2)	All assumptions are as detailed in the FAS 158 disclosure exhibits for the fiscal year ending December 31, 2006, including a discount rate of 5.75% with the exception of the following:
–	Retirement age assumed to be Normal Retirement Age as defined by each plan; and
–	No pre-retirement mortality, disability, or termination assumed.

Consistent with valuation assumptions, the form of payment reflected in this estimated December 31, 2006 disclosure information is 60% lump sum and 40% annuity for the Retirement Plan and the SERP. For the SDBPP, benefits paid after January 1, 2006 are assumed to be paid as a lump sum. The 2006 qualified plan compensation limit of $220,000 has been incorporated.

(3)	For Mr. Hooley’s SDBPP benefit, prior service with BFDS counts as credited service with State Street.

State Street maintains a qualified defined benefit plan (the “Retirement Plan”). Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account is established for each participant that is increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits equal a percentage of the participant’s pay for the calendar year. The pay credit percentages are 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay includes a participant’s salary, overtime, bonus and commissions. In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retire after reaching age 55 would receive the greater of their cash balance account or the benefit derived from a “grandfathered” formula. For a participant with 30 years of service, the grandfathered formula is equal to a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced pro rata.

Effective August 31, 2003, the Retirement Plan was amended to freeze the grandfathered formula by ceasing future accruals under this formula based on a participants’ eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date will continue to be counted, however, for purposes of determining early retirement reduction factors. The cash balance formula was not affected by the freezing of the grandfathered formula.

Employees are enrolled in the Retirement Plan following the completion of one year of service and attainment of age 21. The normal retirement age is 65, although earlier retirement options are available. The Retirement Plan has a five-year vesting provision, and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. For employees who are affected by this limitation, State Street maintains a supplemental retirement plan (the “SERP”) that is designed to provide the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code. Each of the Named Executive Officers participates in the SERP. Amounts payable under the SERP are offset by amounts that are payable under the Retirement Plan.

State Street also maintains a supplemental defined benefit pension plan (as amended, the “Supplemental Defined Benefit Plan”) to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the plan on the January 1 after their appointment to an eligible position. In general, under the Supplemental Defined Benefit Plan benefits (when expressed as a life annuity commencing at age 65) accrue at the annual rate of 2 1/2% of eligible earnings (generally base salary plus bonus under the annual incentive plan in which he or she participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or the Bank or other sources, including a former employer, but excluding social security. Participants are eligible to receive one third of their benefit if they have attained age 53 and have a combined age and service of at least sixty; vesting increases to two thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Upon retirement at age 65, participants in the plan are entitled to receive a distribution in a single lump sum or in installments if so determined by the Executive Compensation Committee, in each case equal to the actuarial equivalent of their benefit. For participants who retire early, the benefit is reduced by a factor of 3% for each year under the age of 65, except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60, with the offset for other-plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the plan pays a disability benefit equal to the participant’s accrued benefit including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner. Benefits under the Supplemental Defined Benefit Plan are subject to forfeiture in the event that an unvested participant’s employment terminates for any reason other than death or disability. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment. For certain participants, the Supplemental Defined Benefit Plan also contains special benefits provisions that may apply in lieu of or in addition to the general provisions. In Mr. Hooley’s case, the formula benefit under the Supplemental Defined Benefit Plan is the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan. No offsets apply to this formula benefit. This benefit was provided to Mr. Hooley in recognition of his service at BFDS, our 50/50 joint venture, which did not count as service for purposes of the definitions under the Supplemental Defined Benefit Plan. As of December 31, 2006, the balance of this hypothetical account was $690,141. During 2006, all of the Named Executive Officers participated in the Supplemental Defined Benefit Plan.

Based on his age and service to State Street, Mr. Logue is eligible for early retirement under the Retirement Plan and related Supplemental Plans. Under the benefit formula described in the preceding paragraph, Mr. Logue would have been entitled to a benefit of $13,141,557, after applying early retirement reduction factors, if he had retired at the end of 2006. This total benefit consists of a benefit of $234,454 from the Retirement Plan, a benefit of $1,222,400 from the SERP, and a benefit of $11,684,703 from the Supplemental Defined Benefit Plan.

State Street does not have a policy of granting extra years of credited service, except in the case of the change-of-control agreements discussed below under “Potential Payments upon Termination or Change of Control.”

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Ronald E. Logue Chief Executive Officer	$45,000	$23,400	$91,308	$0	$557,559

Edward J. Resch Chief Financial Officer	$146,058	$12,727	$86,585	$0	$700,920

William W. Hunt Vice Chairman	$0	$0	$0	$0	$0

Joseph L. Hooley Vice Chairman	$0	$0	$196,880	$0	$1,435,157

Joseph C. Antonellis Vice Chairman	$72,000	$13,477	$278,439	$0	$1,951,347

State Street maintains the State Street Corporation 401(k) Restoration and Voluntary Deferral Plan for designated highly compensated or managerial employees, which includes the named executive officers. Under this plan, eligible employees may elect, prior to the beginning of a year, to defer (a) base salary equal to the excess of (i) a percentage, from 6% to 15%, of base salary for the year over (ii) the maximum amount that may be deferred for the year under State Street’s Salary Savings Program ($15,000 for 2006, or $20,000 for employees age 50 and older), and (b) up to 100% of cash bonuses and other cash incentive pay, excluding any amount subject to automatic deferral. A participant who defers base salary for a year receives a matching credit equal to the excess of 3% of base salary over the maximum matching contribution which could have been made for the participant under the Salary Savings Program. An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments once per calendar month. The notional investments available for 2006 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
SSgA Short-Term Investment Fund	4.99%
SSgA Intermediate Bond Fund	4.63%
SSgA S&P 500 Flagship Fund	15.82%
SSgA International Growth Opportunities	20.32%
State Street Common Stock	22.97%

Distributions from the plan are made, pursuant to the participant’s election at commencement of participation, either upon termination of employment or at a specified date not earlier than five years from the date participation commenced. Payment is made in a single lump sum, unless the participant has terminated employment after reaching age 55 and completing five years of service, in which case an account of at least $50,000 may be paid out in a series of 5, 10, or 15 annual installments, according to the participant’s election at commencement of participation. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan, but portions of an account attributable to matching credits or to notional investment experience are not available for withdrawal.

Potential Payments upon Termination or Change of Control

Termination of Employment

State Street has a severance policy that applies to all salaried employees in a reduction in staff or layoff or upon a determination that the employee’s work performance is the result of factors that may be beyond the employee’s control. In addition to providing for benefits under various plans that apply to all salaried employees, the severance policy provides for a specified bridging period, followed by severance pay up to a maximum, which varies depending on employment grade. For the named executive officers, all of whom are executive vice presidents or higher, the bridging period is 50 weeks of base salary and the severance benefit is equal to 4 weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary. All equity awards continue to vest during the bridging period unless specified differently in the award. Deferred stock awards issued as part of the SEAIP and SARs awarded in 2005 and 2006 continue to vest under the original terms of the award. If an employee accepts a position outside of State Street, the severance pay stops and the remaining severance is paid in a lump sum, subject to applicable tax rules. In addition, in connection with a termination other than following a change of control, each of the named executive officers is entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and payouts of amounts that are credited to the executive under one or more of State Street’s nonqualified deferred compensation arrangements. These arrangements are described above under “Pension Plans” and “Non-Qualified Deferred Compensation.”

Change of Control

State Street has agreements with each of our named executive officers that become effective upon a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of a change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding stock or other change of control determined by regulatory authorities, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements renew from year to year at the end of the year, unless State Street gives the executive notice at least 90 days before the renewal date that the agreement will not be renewed.

Each agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and, for each fiscal year ended during the employment period, a cash bonus not less (when expressed as a percentage of salary) than the bonus paid to the executive for the last full fiscal year preceding the change of control. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the rights under these agreements.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information and a non-solicitation covenant lasting until the earlier of the first anniversary of the change of control and eighteen months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change-of-control agreements provide for the payment of accrued salary and benefits, including a prorated annual bonus, in the event of a termination by reason of death or disability, and they provide for additional severance-type benefits as summarized below if the executive is terminated other than for cause or on account of disability, terminates his own employment for any reason during a 30-day window beginning either 180 days (in the case of Messrs. Logue and Resch) or one year (in the case of Messrs. Antonellis, Hooley and Hunt) after the change of control, or otherwise terminates his own employment for “good reason.” The term “good reason” as used in the agreements includes a breach by State Street of its compensation and benefit commitments under the agreement, an attempted relocation by more than 35 miles, an improper termination of the executive’s employment, or a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities. The severance-type benefits payable in these circumstances includes a lump sum equal to three times base salary, most recent annual bonus, and 401(k) matching contribution; a lump sum payment equal to the actuarial value of the incremental benefit under State Street’s qualified and supplemental retirement plans which the executive would have received had he remained employed for three years after the date of termination; continued employee welfare benefits for three years after the date of termination; and outplacement services.

Each of the outstanding agreements pursuant to which stock options, restricted stock and performance awards were granted to the named executive officers contains provisions for acceleration of vesting and exercise of stock options and payment of performance awards in connection with a change of control.

Whether or not the executive’s employment terminates, the agreements also entitle the named executive officers to gross-up payments to make up for taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions under Section 280G of the Internal Revenue Code.

The amounts set forth in the table are based, in the case of each named executive officer, on the hypothetical assumption that on December 31, 2006 State Street had a change of control and that immediately thereafter but also on December 31, 2006 the executive was terminated, received a lump sum payment of all cash entitlements under the change-of-control agreement and benefited from acceleration of all equity awards accelerating upon the change of control:

Change of Control Benefit Components	Ronald E. Logue	Edward J. Resch	William W. Hunt	Joseph L. Hooley	Joseph C. Antonellis
Salary, Bonus and 401(k) Match(1)	$18.0M	$6.6M	$15.3M	$8.4M	$6.7M
Accrued Obligations for 2006 Bonus(2)	$7.5M	$2.6M	$12.0M	$3.9M	$2.6M
Enhanced Pension Benefit(3)	$16.6M	$2.5M	$1.1M	$6.2M	$5.1M
Accelerated Vested Options Intrinsic Value(4)	$7.6M	$2.5M	$1.1M	$1.9M	$1.9M
Accelerated Vested Stock Value(5)	$4.7M	$0.7M	$1.6M	$0.9M	$0.7M
Payout of Performance Awards(6)	$6.4M	$2.0M	$7.9M	$4.1M	$4.1M
Total Value	$60.8M	$16.9M	$39.0M	$25.4M	$21.1M
Tax Gross-up payment(7)	$24.2M	$6.5M	$13.0M	$11.0M	$9.9M

Note: Calculations assume a change of control occurred on December 31, 2006 and a termination entitling the executives to the specified benefits occurred on that date.

(1)	The amount would be paid as a lump sum but has been calculated without any present-value discount and assuming that base pay would continue at 2006 rates, with bonuses each year at the bonus percentage applicable to 2005 applied to the 2006 rate of salary. The reference to the 401(k) match is to the component of the lump-sum payment equal to three times the matching contribution made to the executive’s account under the Salary Savings Program.

(2)	The accrued obligation is equal to the bonus to be paid to each executive in March 2007 for the 2006 year.

(3)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum but has been calculated assuming that base pay would continue at 2006 rates, with bonuses each year (at the bonus percentage applicable to 2005, applied to the 2006 salary rate) creditable in full for supplemental pension purposes.

(4)	Represents the difference between the closing price of State Street stock on December 29, 2006 ($67.44) and the exercise price of all unvested options that are accelerated upon a change of control.

(5)	Represents the value at December 29, 2006 of all shares of deferred stock that on that date were subject to service-based restrictions, which restrictions lapse upon a change of control. For Mr. Logue, $2.5 million is normally scheduled to vest on January 2, 2007, and $1.2 million is normally scheduled to vest on February 15, 2007. For Mr. Resch, $0.4 million is normally scheduled to vest on February 15, 2007. For Mr. Hunt, $0.8 million is normally scheduled to vest on February 15, 2007. For Mr. Hooley, $0.5 million is normally scheduled to vest on February 15, 2007. For Mr. Antonellis, $0.4 million is normally scheduled to vest on February 15, 2007.

(6)	Represents the value of unearned performance awards granted in 2005 and 2006.

(7)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2006 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2007) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) includes the value of any early retirement subsidy triggered by a change of control; (d) payments under performance awards for the cycle ended December 31, 2006 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change in control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change of control services under applicable tax regulations.

Director Compensation Arrangements

Directors who are also employees of State Street or the Bank do not receive any compensation for serving as directors or as members of committees. The compensation for the non-management directors of State Street is reviewed annually by the Executive Compensation Committee of the Board, which makes recommendations to the Board for approval. For the period April 2006 through March 2007, directors who are not employees of State Street or the Bank received the following compensation:

■	annual retainer – $65,000, payable at their election in shares of common stock of State Street or in cash;

■	meeting fees – $1,500 for each Board and committee meeting attended, payable in cash;

■

a vested deferred stock award in an amount equal to $105,000 divided by the closing price of the common stock of State Street on April 18, 2006 (additional shares are credited to reflect dividend equivalents paid during the deferral period);

■	an additional annual retainer for the Lead Director of $25,000, payable in cash;

■	an additional annual retainer for the Examining and Audit Committee Chair of $20,000, payable in cash;

■	an additional annual retainer for the Chair of each other Committee of $10,000, payable in cash;

■	an additional annual retainer for each member of the Examining and Audit Committee, other than the Chair, of $5,000, payable in cash; and

■	a pro-rated annual retainer and deferred stock award for any director who was elected to the Board after the 2006 Annual Meeting.

For this period, three outside directors elected to receive their annual retainers in cash, and all other outside directors elected to receive their annual retainers in shares of common stock. The directors could elect to defer either 50% or 100% of fees and compensation payable pursuant to State Street’s Deferred Compensation Plan for Directors, until after the director leaves the Board or attains a specified age. Under the plan, deferred cash amounts accrue interest during deferral at a rate equal to the effective yield on 360-day Treasury bills, and deferred stock amounts are adjusted to reflect dividend and distribution amounts paid during deferral. Four directors elected to defer compensation under the plan.

On April 19, 2006, the Board approved amendments to the plan effective January 1, 2007. The amended plan permits a director to elect to defer the receipt of 50% or 100% of his or her (i) retainers, (ii) meeting fees, and/or (iii) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers and/or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of one or more of five notional investment fund returns, including one that tracks the performance of State Street common stock. To the extent amounts are deferred, they will be paid (i) on the date elected by the director, which date shall be the earlier of his or her termination of service on the Board and a date specified, and (ii) in the form elected by the director as either a lump sum or in installments over a two- to ten-year period.

Peter Coym, Amelia C. Fawcett and Maureen J. Miskovic were elected to the Board by the other members of the Board in December 2006. In February 2007, each received a pro-rated annual retainer and deferred stock award.

2006 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Option/SAR Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Tenley Albright	$36,750	$170,000	$0	$0	$0	$0	$206,750
Kennett Burnes	$28,500	$170,000	$0	$0	$0	$0	$198,500
Nader Darehshori(1)	$81,750	$105,000	$0	$0	$0	$0	$186,750
Linda Hill	$19,500	$170,000	$0	$0	$0	$0	$189,500
Richard Sergel	$27,000	$170,000	$0	$0	$0	$0	$197,000
Ronald Skates	$38,250	$170,000	$0	$0	$0	$0	$208,250
Gregory Summe	$24,000	$170,000	$0	$0	$0	$0	$194,000
Diana Walsh	$25,500	$170,000	$0	$0	$0	$0	$195,500
David Gruber(1)	$123,500	$105,000	$0	$0	$0	$0	$228,500
Robert Weissman	$43,250	$170,000	$0	$0	$0	$0	$213,250
Arthur Goldstein	$33,000	$170,000	$0	$0	$0	$0	$203,000
Charles LaMantia(1)	$121,250	$105,000	$0	$0	$0	$0	$226,250
Truman Casner(2)	$9,000	$0	$0	$0	$0	$0	$9,000

(1)	Annual retainer was paid in cash.

(2)	Mr. Casner retired in April 2006.

(3)	Directors received 1,626 shares of stock valued at $105,000 for the annual equity award. Directors received 1,006 shares of stock valued at $65,000 for their annual retainer, except for those who elected to take their annual retainer in cash.

(4)	In accordance with SEC rules, the amount of perquisites has not been itemized because the total perquisites and other personal benefits for each director did not exceed $10,000.

REPORT OF THE EXAMINING AND AUDIT COMMITTEE

The Examining and Audit Committee (the “Committee”) furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2006 and their assessment of internal control over financial reporting as of December 31, 2006. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Committee has also discussed with Ernst & Young LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited financial statements for the year ended December 31, 2006, be included in State Street’s Annual Report on Form 10-K for the fiscal year then ended.

Submitted by,

Charles R. LaMantia, Chair

Tenley E. Albright, M.D.

David P. Gruber

Ronald L. Skates

AMENDMENT OF THE RESTATED ARTICLES OF ORGANIZATION TO INCREASE

THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

(Item 2 on your proxy card)

On March 15, 2007, the Board of Directors approved the submission to the shareholders of an amendment to State Street’s Restated Articles of Organization to increase the authorized common stock of State Street from 500,000,000 shares, $1 par value, to 750,000,000 shares, $1 par value.

As of February 28, 2007, there were outstanding 334,507,825 shares of common stock and an additional 2,618,644 shares were held in the treasury. Of the 162,873,531 authorized and unissued shares on that date, 16,005,931 shares were reserved for issuance under State Street’s equity incentive plans, and 29,913 shares were reserved for issuance pursuant to the 7  3/4% Convertible Subordinated Debentures due 2008. As of February 28, 2007, 146,837,687 unissued shares were available for issuance (giving effect to the reservation of shares for issuance). Based upon the number of shares of Investors Financial Services Corp. outstanding on February 28, 2007, approximately 62 million shares of common stock are expected to be issued to shareholders of Investors Financial Services Corp. in connection with the merger of Investors Financial Services Corp. into State Street.

The additional shares of common stock to be authorized by the amendment will, if and when issued, be identical to the shares of common stock now authorized and outstanding. The increase in authorized shares will not affect the terms or the rights of holders of existing shares of common stock. Depending on the circumstances, any subsequent issuance of common stock could have a dilutive effect on existing shareholders by decreasing the percentage ownership in State Street (for voting, distributions and other purposes) represented by an existing share of common stock. Holders of common stock have no preemptive rights.

The Board of Directors believes that it is advisable to have authorized shares of common stock in excess of those outstanding (including, if authorized, the additional common stock provided for in this proposal) available for general corporate purposes, such as financings, acquisitions, stock dividends and our employee benefit plans. The continued availability of shares of common stock provides State Street with the flexibility to take advantage of various opportunities as they arise. However, at the date of this proxy statement, State Street has no plans for a financing or other transaction that would result in the issuance of common stock authorized by this amendment.

The Board of Directors has sole discretion to issue authorized but uncommitted shares of common stock from time to time for any corporate purpose, including in reaction to any unsolicited acquisition proposal, without further action by the shareholders, subject to requirements of corporate law and the New York Stock Exchange and any other exchanges on which State Street’s common stock may be listed.

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(Item 3 on your proxy card)

The Examining and Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2007. Ernst & Young LLP has acted as the Company’s independent auditor since 1972. The Company has been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control, and independence standards and rules of the PCAOB and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire.

While shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditor is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as independent auditor of the Company for the year ending December 31, 2007. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

Relationship with Independent Auditor

As stated above, the Examining and Audit Committee has appointed Ernst & Young LLP as the independent auditor for State Street for the year ending December 31, 2007. Ernst & Young LLP acted as independent auditor for State Street for the year ended December 31, 2006.

Fees to State Street and its subsidiaries for professional services rendered by Ernst & Young LLP during 2006 and 2005 were as follows:

Description	2006	2005
	(In Millions)
Audit Fees	$7.9	$6.8
Audit-Related Fees	$1.1	$0.9
Tax Fees	$3.3	$2.8
All Other Fees	$0.2	$—

Services under the caption Audit Fees included fees related to the requirement to opine on management’s assessment of the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Audit-Related Fees consisted principally of employee benefit plans, non-statutory audits, audits of certain foreign-sponsored mutual funds and due diligence procedures. Services under the caption Tax Fees consisted principally of expatriate, compliance, and corporate tax services. Services under the caption All Other Fees consisted of a cash management review. In connection with the advisory or custodial services State Street provides to mutual funds, exchange traded funds, and other collective investment vehicles, State Street from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, State Street typically uses a request-for-proposal process that has resulted in the selection of various outside auditors, including Ernst & Young LLP. Fees paid to Ernst & Young LLP in such circumstances are not included in the totals provided above.

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent auditor and audit engagements with other firms, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided, and in that connection will be provided with sufficient detailed information so that the Examining and Audit Committee can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts (or a range of cost levels or budgeted amounts). Any proposed service that would exceed pre-approved cost levels or budgeted amounts also requires pre-approval. Substantive changes in terms, conditions, and fees resulting from changes in the scope, structure, or other items regarding pre-approved services will also be pre-approved if necessary. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules, typically routine and recurring type services which would not impair the independence of the auditor).

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

NOTICE OF AMENDMENT OF BY-LAWS

On October 19, 2006, the Company’s Board of Directors amended and restated the Company’s By-laws, primarily to conform the By-laws to the provisions of the Massachusetts Business Corporation Act (the “MBCA”), which became effective on July 1, 2004, and replaced the Massachusetts Business Corporation Law. The following description of the amendments to the By-laws is qualified in its entirety by reference to the By-laws, a copy of which is filed as Exhibit 3.2 to our Current Report on Form 8-K dated October 19, 2006. The Company will provide a copy of the amended and restated By-laws to any shareholder upon request. The changes made include the following:

■	conform timing provisions for annual meetings of shareholders to requirements of MBCA;

■	conform notice provisions for meetings of shareholders to requirements of MBCA;

■	conform provisions relating to form of proxies to requirements of MBCA;

■	modify advance notice provisions for meetings of shareholders to conform to MBCA, to set forth certain additional information requirements for submitted proposals and to clarify logistics;

■	permit directors to take action without a meeting by means of electronic transmission;

■	change references to “clerk” to references to “secretary” in conformity with MBCA;

■	broaden manner of notice provisions; and

■	conform requirements for maintenance of corporate records to MBCA.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2008 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and State Street’s By-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before November 20, 2007.

Under State Street’s By-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely a notice with respect to the 2008 Annual Meeting must be delivered to the Secretary of State Street no earlier than January 19, 2008 and no later than February 18, 2008 unless the date of the 2008 Annual Meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary date of the 2007 Annual Meeting in which event the By-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

As to each person whom a shareholder proposes to nominate for election or reelection as a director, the notice shall set forth all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named as a nominee and to serving as a director if elected). As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the notice must also set forth (i) the name and address of such shareholder, as they appear on State Street’s books, and of such beneficial owner, (ii) the class and number of shares of State Street which are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner, alone or as a part of a group, intends to deliver a proxy statement and/or form of proxy or to otherwise solicit or participate in the solicitation of proxies in favor of such proposed nominee. State Street may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of State Street.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the meeting. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

State Street’s Annual Report on Form 10-K, including consolidated financial statements for the year ended December 31, 2006, is being mailed to you together with this proxy statement.

March 19, 2007

Appendix A

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) listing standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02(b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided the Related Person and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with

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non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b and c above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

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State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

002CS-13344

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext
		Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 18, 2007.

		Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

A Election of Directors — The Board of Directors recommends a vote FOR the sixteen nominees listed.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - T. Albright	☐	☐	02 - K. Burnes	☐	☐	03 - P. Coym	☐	☐

04 - N. Darehshori	☐	☐	05 - A. Fawcett	☐	☐	06 - A. Goldstein	☐	☐

07 - D. Gruber	☐	☐	08 - L. Hill	☐	☐	09 - C. LaMantia	☐	☐

10 - R. Logue	☐	☐	11 - M. Miskovic	☐	☐	12 - R. Sergel	☐	☐

13 - R. Skates	☐	☐	14 - G. Summe	☐	☐	15 - D. Walsh	☐	☐

16 - R. Weissman	☐	☐

B Proposals — The Board of Directors recommends a vote FOR Proposals 2 — 3.

	For	Against	Abstain		For	Against	Abstain
2. To increase State Street’s authorized shares of common stock from 500,000,000 to 750,000,000.	☐	☐	☐	3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements and/or adjournments thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.

■	C 1234567890 J N T 1 U P X 0 1 2 3 7 0 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                 00OJAD

DEAR SHAREHOLDER:

We cordially invite you to attend the 2007 Annual Meeting of Shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts 02111, on Wednesday, April 18, 2007, at 10:00 a.m.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed Proxy Statement. Then mark, sign, date and mail promptly this proxy in the enclosed return envelope. Alternatively, you may also vote electronically by telephone or over the Internet by following the instructions included on this proxy card. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the Annual Meeting so that we can update you on our progress. Your continuing interest is very much appreciated.

Sincerely,

Ronald E. Logue

Chairman and Chief Executive Officer

PLEASE NOTE: Shareholders should be aware of the increased security at public facilities in Boston. If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid, picture identification such as a driver’s license or passport. Public parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

ê  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	+

Annual Meeting of Shareholders - April 18, 2007

The undersigned hereby appoints Kevin Brady, Richard P. Jacobson, and S. Kelley MacDonald or any of them, with full power of substitution, as proxies to vote all shares of Common Stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on April 18, 2007 at 10:00 a.m., or at any postponement and/or adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any postponement and/or adjournment thereof.

To vote in accordance with the Board of Directors’ recommendations, just sign and date below; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the sixteen nominees and FOR Items 2 and 3.

PLEASE MARK, DATE, AND SIGN BELOW AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

/ /

■	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – D ON BOTH SIDES OF THIS CARD.	+

STATE STREET CORPORATION

Annual Meeting of Shareholders — April 18, 2007

TRUSTEE DIRECTION FORM

YOU MAY DIRECT THE TRUSTEE BY INTERNET,

TOLL-FREE BY TELEPHONE, OR BY MAIL.

Dear State Street Salary Savings Program Participant:

The Annual Meeting of Shareholders of State Street Corporation will be held on April 18, 2007. Enclosed is the 2006 Annual Report, Notice of 2007 Annual Meeting of Shareholders, and the Proxy Statement containing information about the proposals to be voted on by shareholders at the meeting.

As a participant of the State Street Corporation Salary Savings Program (“SSP”), you may direct the Trustee how to vote your allocated share of State Street Corporation common stock held in the SSP. If you do not provide instructions to the Trustee, as set forth below, the Trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the Trustee will follow the direction of the Company, unless the Trustee determines that doing so would result in a breach of the Trustee’s fiduciary duty.

Please provide your direction on the Internet or by telephone by following the instructions below, or place an X in the appropriate boxes on the reverse side of this Trustee Direction Form, sign and date the Form, and return it as soon as possible in the enclosed postage-paid envelope. Regardless of what method you use to direct the Trustee (on the Internet, by telephone or by this Form), the Trustee must receive your direction no later than 5 p.m. Eastern Time on Monday, April 16, 2007 for your direction to be followed. Your direction will be held in confidence by the Trustee. You may not provide this direction at the Annual Meeting. You must direct the Trustee in advance of the meeting so that the Trustee, the registered owner of all the shares held in the SSP, can vote in a timely way. You may change your direction to the Trustee by submitting a new direction. The last direction the Trustee receives by 5 p.m. Eastern Time on Monday, April 16, 2007, will be the only one counted. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

Because your voice is important, you are strongly encouraged to direct the Trustee how to vote your allocated share. Your direction will contribute toward the future of the Company. If you have any questions, please call GHR Customer Service at 617-985-8040, or, internally at ext. 5-8040, or e-mail to “GHR-Customer-Service.”

Sincerely,

STATE STREET BANK AND TRUST COMPANY, TRUSTEE

BY INTERNET https://www.proxyvotenow.com/stb	BY TELEPHONE 1-866-252-6948	BY MAIL
Have this Form available when you visit the secure voting site, then follow the simple instructions. You may elect to receive an e-mail confirmation of your direction.	Call toll-free on a touch-tone phone, 24 hours a day, seven days a week. Have this Form available when you call, then follow the simple instructions.	Mark, date and sign the Trustee Direction Form on the reverse side, and mail it promptly in the postage-paid envelope. You do not need to return the Form if you use the Internet or telephone to direct the Trustee, unless you want to change your direction by mail.

You do not need to return the Form if you use the Internet or the telephone to direct the Trustee, unless you want to change your direction by mail. If you do not wish to use the Internet or the telephone, continue to the reverse side of this Form. Please fold this completed Form and mail it in its entirety to the Trustee in the envelope provided.

STATE STREET CORPORATION

Annual Meeting of Shareholders — April 18, 2007

DIRECTION TO THE TRUSTEE

As a participant in the State Street Salary Savings Program, I hereby direct State Street Bank and Trust Company, as Trustee, to vote at the Annual Meeting of Shareholders to be held on April 18, 2007, or at any postponement and/or adjournment thereof, my allocated share of State Street Corporation common stock held in the Salary Savings Program, as follows:

Each of the matters to come before the meeting is fully described in the Notice of and Proxy Statement for the meeting, receipt of which is hereby acknowledged. If a matter arises at the meeting, or such other time which affords no practical means for securing participant direction, the Trustee will follow the direction of the Company, unless the Trustee determines that doing so would result in a breach of the Trustee’s fiduciary duty. The Board of Directors recommends a vote FOR the election of the sixteen nominees, and FOR Items 2 and 3. The shares represented by this direction will be voted in accordance with the specifications made. If no specification is made, the Trustee shall vote your allocated share of State Street Corporation common stock held in the Salary Savings Program on the same proportional basis as the shares that are directed by other participants.

You do not have to use this Form if you have used the Internet or telephone to direct the Trustee, unless you want to change your direction. To use this Form, please mark the appropriate boxes, sign, date, and return this Trustee Direction Form promptly, using the enclosed postage-paid envelope. To direct the Trustee in accordance with the Board of Directors’ recommendations, just sign and date below; no boxes need to be checked.

Please mark this Form as indicated in this example. ☒

Nominees for Director :	(01) T. Albright, (02) K. Burnes, (03) P. Coym, (04) N. Darehshori, (05) A. Fawcett, (06) A. Goldstein, (07) D. Gruber, (08) L. Hill, (09) C. LaMantia, (10) R. Logue, (11) M. Miskovic, (12) R. Sergel, (13) R. Skates, (14) G. Summe, (15) D. Walsh, (16) R. Weissman.

The Board of Directors recommends a vote FOR the sixteen nominees and FOR Items 2 and 3.

Item 1-	Election of Sixteen Directors. (See above for list of nominees)	For all Nominees	Withhold	For all Except
		☐	☐	☐

INSTRUCTION: If you do not wish your allocated share directed "FOR" one or more of the nominees, mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of the nominee(s) listed above. Your allocated share will be directed for the remaining nominee(s).

Item 2-	To increase State Street’s authorized shares of common stock from 500,000,000 to 750,000,000.	For	Against	Abstain
		☐	☐	☐

Item 3-	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.	☐	☐	☐

The Trustee is authorized to vote upon such other business as may properly come before the meeting or any postponements and/or adjournments thereof, as provided for above.

Dated	, 2007
Participant NOTE: Please sign exactly as your name appears hereon

THIS DIRECTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.